THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC") DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This is a post-qualification amendment to an offering statement on Form 1-A filed by Zummo Flight Technologies Inc.. The offering statement was qualified by the SEC on February 1, 2021. The reason for this post-qualification is to identify the transfer agent which Zummo Flight Technologies Inc. has engaged.

FORM 1-A POS: AMENDMENT #5

Offering Circular

For

Zummo Flight Technologies Corporation

An Arizona Corporation

OFFERING UP TO 3,750,000 CLASS B COMMON SHARES

MINIMUM INVESTMENT AMOUNT OF $500.00

February 5, 2021

SECURITIES OFFERED : Equity in the form of 3,750,000 Class B Common Shares

MAXIMUM OFFERING AMOUNT : $18,750,000.00

MINIMUM OFFERING AMOUNT : $0

MINIMUM INVESTMENT : $500.00

CONTACT INFORMATION :

Zummo Flight Technologies Corporation

8311 E. Via de Ventura, #2082
Scottsdale, AZ 85258
Phone: 571-276-1067

Zummo Flight Technologies Corporation (“ZFT” or the “Company”) is an Arizona Corporation, originally formed on June 6, 2014 under the name RJ Helicopter Corporation. On August 10, 2017 the Company filed an amendment to the Articles of Incorporation changing the company name from RJ Helicopter Corporation to Zummo Flight Technologies Corporation (see Exhibit EX1A-2A “Amended Articles of Incorporation, Original Articles of Incorporation, Name Change Records).

The Company is offering (the “Offering”) by means of this offering circular (the “Offering Circular”) Company equity in the form of Class B common stock denominated in Class B shares (the “Shares) on a “best efforts” and ongoing basis to investors who meet the Investor Suitability standards as set forth herein. (See “Investor Suitability Standards” below.) The Company will offer Shares through its own website www.zummotechnologies.com (“Platform”) through the efforts of its Directors, Officers, and employees of the Company.

There are no underwriting fees or commissions currently associated with this Offering; however the Company may engage sales associates after this Offering commences. Nonetheless, the Company projects to spend Two Hundred Thousand Dollars ($200,000) in total Offering expenses including legal and accounting expenses, and other miscellaneous expenses, not including state filing fees.

The Company intends to use the proceeds of this Offering (“Proceeds”) to continue research and development operations of the Company.

The minimum investment amount per Investor is Five Hundred Dollars ($500.00) for the Offering (“Minimum Investment Amount”). Although the Company does not intend to list the Shares for trading on any exchange or other trading market, the Company has adopted withdrawal provisions designed to provide Investors with limited liquidity for their investment in the Company. (see “Redemption Provisions” below). The Board reserves the right to list the securities on a trading market in the future.

Sales of the Shares pursuant to the Offering will commence immediately upon qualification of the Offering by the SEC (the “Effective Date”) and will terminate at the discretion of the Board or twelve (12) months following the Effective Date, whichever is earlier. The maximum amount of the Offering shall not exceed Eighteen Million, Seven Hundred Fifty Thousand Dollars ($18,750,000) in any twelve (12) month period (“Maximum Offering Amount”) in accordance with Tier II of Regulation A as set forth under the Securities Act of 1933, as amended.

This Offering Circular conforms to the requirements of the Securities and Exchange Commission Form 1-A.

The Company intends to offer the Shares described herein on a continuous and ongoing basis pursuant to Rule 251(d)(3)(i)(f). Further, the acceptance of Investor subscriptions, may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. (See “Terms of the Offering” below.) The Company may increase the Maximum Offering Amount at its sole and absolute discretion, subject to qualification by the SEC of a post-qualification amendment.

Prior to this Offering, there has been no public market for the Shares, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Shares on any securities market. Investing in the Company through the purchase of Shares involves risks, some of which are set forth below. See the section titled “Risk Factors” to read about the factors an Investor should consider prior to purchasing Shares.

Investors who purchase Shares will become Shareholders of the Company subject to the terms of the Shareholders’ Agreement (the “Shareholders’ Agreement”) and the Bylaws of ZFT (the “Bylaws”) once the Company deposits the Investor’s investment into the Company’s main operating account. (See Exhibits EX1A-2B “Bylaws of Zummo Flight Technologies” and Exhibit EX1A-3 “Shareholders’ Agreement”).

There will be no escrow account since there is no Minimum Offering Amount for this Offering.

The Directors and Officers will receive compensation from the Company as employees. (See “Risk Factors”, “Compensation of Directors and Officers” below.) Investing in the Shares is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. (See “Risk Factors” below starting on Page 8) There are material income tax risks associated with investing in the Company that prospective Investors should consider.

As of the date of this Offering Circular, the Company has engaged KoreConX Inc. as the Company’s SEC-registered transfer agent and registrar of the Shares. The Shares are available for purchase exclusively through KoreConX Inc. and will be issued in book-entry electronic form only.

The Company will commence sales of the Shares immediately upon qualification of the Offering by the SEC. The Company approximates that sales will commence during Q1 - 2021.

	Price to Public*	Underwriting Discounts and Commissions**	Proceeds to the Company***	Proceeds to other Persons
Amount to be Raised per Interest	$5	$0	$5	$0
Minimum Investment Amount	$500	$0	$500	$0
Minimum Offering Amount	$0	$0	$0	$0
Maximum Offering Amount	$18,750,000	$0	$18,750,000	$0

*The Offering price to investors was arbitrarily determined by the Board.

** The Company is not using an underwriter for the sale of Shares.

*** Shares will be offered and sold directly by the Company, the Board and the Company’s respective Officers and employees. No commissions for selling Shares will be paid to the Company, the Board or the Company’s respective Officers or employees. While most Shares are expected to be offered and sold directly by the Company and its respective Officers and employees, the Company has reserved the right to offer and sell Shares through the services of independent broker-dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”) and who will be entitled to receive customary and standard commissions of up to Eight Percent (8%) of the proceeds received for the sale of Shares. Notwithstanding the foregoing, the amount and nature of commissions payable to broker-dealers is expected to vary in specific instances and may be lower than the one listed herein. The Investor who is admitted to the Company through such broker-dealer (and not the Company) may be responsible for all such commissions payable to broker-dealers (and such payments may reduce the Investor’s invested capital).

SUMMARY OF THE OFFERING

ZUMMO

N246PJ
ZUMMO
EXPERIMENTAL
ZUMMO
N246PJ

GENERATION TWO

GENERATION ONE

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Shareholders’ Agreement, a copy of which is attached hereto as Exhibit EX1A-3 should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Shareholders’ Agreement, the Shareholders’ Agreement shall prevail, and control and no Investor should rely on any reference herein to the Shareholders’ Agreement without consulting the actual underlying document.

Zummo Flight Technologies Corporation (“ZFT” or the “Company”) was organized under the laws of Arizona. Originally formed on June 6, 2014, under the name RJ Helicopter Corporation, on August 10, 2017, the Company filed an amendment to the Articles of Incorporation changing the Company name from RJ Helicopter Corporation to Zummo Flight Technologies Corporation. The Company has been exclusively conducting research and development activities regarding the Company’s Inventions and has not generated revenue as of the date of this Offering Circular. The Company expects to expand research and development operations with the intention of bringing the Company’s Inventions to market.

The Company intends to conduct research and development regarding the Company’s Inventions, marketing the Inventions to the aircraft industry, eventually integrating the Inventions into military and FAA compliant civilian aircraft. The Company has no affiliates. DLO & Associates (“DLO”) is a related Company and a Class A Shareholder of ZFT owning five thousand (5,000) Class A Shares. Furthermore, DLO’s President is Mr. David Oglesbee who also acts as the Company’s Chief Marketing Officer. The Company was founded and organized by Mr. Robert Zummo. Mr. Zummo is the Chairman of the Board and the CEO, the driving mind behind the Company’s Inventions, and Mrs. Lisa Roulette Zummo is the President of the Company. The Company currently has four (4) utility patents, issued under the United States Patent and Trademark Office (“USPTO”): (1) Recuperated gas turbine system for reaction-jet helicopters (United States Patent No. 9,145,831); (2) Reaction drive helicopter with circulation control (United States Patent No. 9,771,151); (3) Deflection cone in a reaction drive helicopter (United States Patent No. 9,849,975); and (4) Nozzles for a reaction drive blade tip with turning vanes (United States Patent No. 10,377,475). Collectively, the underlying inventions will be referred to herein as “Inventions” and the patents as “Patents”. Figures from the Patents are attached hereto as Exhibits EX1A-15A through EX1A-15D.

The Company is raising Offering Proceeds to engage in the following activities: (i) to fund the research and development of the Company’s Inventions; (ii) to progress the research and development of the Company’s Inventions for the purpose of use in rotary-winged aircraft; (iii) to conduct market research on the current market for Company designed rotary-winged aircraft and systems, or “Vertical Lift Systems”, and to tailor the development of the Company’s Inventions to the military and civilian markets; (iv) to modify, adapt, and increase patent protection for the Company’s existing Inventions and to file any additional patents for additional inventions which may arise as a result of the research, development, and testing process; (v) to design an operable military and Federal Aviation Administration compliant aircraft and KIT aircraft; and (vi) to bring the Company’s Inventions and/or aircraft designs to market for military and civilian use.

COMPANY INFORMATION AND BUSINESS

Zummo Flight Technologies Corporation is an Arizona corporation with a principal place of business located at 8311 E. Via de Ventura, #2082 Scottsdale, AZ 85258 Phone: 571-276-1067. Through this Offering, the Company is offering equity in the Company in the form of Class B Shares (“Shares”) on a “best efforts” and ongoing basis to qualified investors who meet the Investor Suitability Standards as set forth herein.

The Company intends to raise Offering Proceeds to engage in the following activities: (i) to fund the research and development of the Company’s Inventions; (ii) to progress the research and development of the Company’s Inventions for the purpose of use in rotary-winged aircraft; (iii) to conduct market research on the current market for Company designed rotary-winged aircraft and systems, or “Vertical Lift Systems”, and to tailor the development of the Company’s Inventions to the military and civilian markets; (iv) to modify, adapt, and increase patent protection for the Company’s existing Inventions and to file any additional patents for additional inventions which may arise as a result of the research, development, and testing process; (v) to design an operable military and Federal Aviation Administration compliant aircraft and KIT aircraft; and (vi) to bring the Company’s Inventions and/or aircraft designs to market for military and civilian use.

MANAGEMENT	The Company is organized as a corporation, with all authority to direct the operations of the Company vested in a Board of Directors. The day-to-day management and investment decisions of the Company are vested in the Board and the Officers. As of the date for this Offering Circular, there are three (3) Directors and three (3) Officers (the “Directors” and “Officers”, respectively).
THE OFFERING	This Offering is the first capital raise by ZFT offered to the public. During the life of the Company, ZFT has taken on investments from friends and family of the Officers. Of this initial funding, approximately Three Million Dollars ($3,000,000) was directly funded by Mr. Robert Zummo, with the remaining approximately Two Million Dollars ($2,000,000) funded by friends and family of the Officers. The Company is exclusively selling Company equity in the form of Class B Shares through this Offering. The Company will use the Proceeds of this Offering to continue research and development operations and commence other design activities (see “Use of Proceeds” below).
SECURITIES BEING OFFERED

3,750,000 Shares are being offered at a purchase price of Five Dollars ($5) per Share. The Minimum Offering Amount for any Investor is Five Hundred Dollars ($500). Therefore, an Investor must purchase at least one hundred (100) Shares. Upon purchase of Shares, a Shareholder is granted (1) no voting rights; (2) a right to receive dividends or disbursements, when the Board declares such dividends or disbursements; and (3) a voluntary option to engage in further capital calls. For a complete summary of the rights granted to Class B Shareholders, see “Description of the Securities” below.

The Shares are non-transferrable except in limited circumstances, and no market is expected to form with respect to the Shares.

COMPENSATION OF DIRECTORS AND OFFICERS	The Board or Officers of the Company will not be compensated through commissions for the sale of the Shares through this Offering. The Directors may be reimbursed for expenses related to the execution of their duties (see “Compensation of Directors and Officers” below)

PRIOR EXPERIENCE OF COMPANY MANAGEMENT

The Company has three (3) Directors, Mr. Robert Zummo, Mrs. Lisa Roulette, and Ms. Kathy McDaniel. In addition to the aforementioned Directors, the Officers of the Company include Mr. Michael Schifsky (Chief Financial Officer) and Mr. David Oglesbee (Chief Marketing Officer).

All of the Directors and Officers have relevant prior experience in the aviation industry, finance industry, and/or the military. For more information please see “Prior Experience of Company Management” below.

INVESTOR SUITABILITY STANDARDS

The Shares will not be sold to any person unless they are a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2) (C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” as described in the section below.

Each person purchasing Shares will be subject to the terms of the Shareholders’ Agreement, a copy of which is attached hereto as EX1A-3 Shareholders’ Agreement.

Each person acquiring Shares may be required to represent that he, she, or it is purchasing the for his, her, or its own account for investment purposes and not with a view to resell or distribute the securities.

Each prospective purchaser of Shares may be required to furnish such information or certification as the Company may require to determine whether any person or entity purchasing Shares is an Accredited Investor if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Shares. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Shares cannot be more than Ten Percent (10%) of the greater of the purchaser’s: (1) annual income or net worth (excluding the value of the primary residence), if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year, if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Shares.

COMMISSIONS FOR SELLING SHARES

The Shares will be offered and sold directly by the Company, Officers, and Company employees. No commissions for selling the Shares will be paid to the Company, Officers, or employees.

The Company may also sell the Shares through the services of one or several independent broker–dealers who are members of FINRA. FINRA member broker-dealers may be entitled to commissions of up to Eight Percent (8%) received for the sale of the Shares, not including the costs of expenses.

Notwithstanding the foregoing, the amount and nature of commissions payable to broker-dealers is expected to vary in specific instances and may be lower than the one listed herein. The Investor who is admitted to the Company through such broker-dealer (and not the Company, Officers, nor employees) may be responsible for all such commissions payable to broker-dealers (and such payments may reduce the Investor’s invested capital).

No broker-dealers have been engaged as of the date of this Offering Circular.

NO LIQUIDITY	There is no public market for the Shares, and none is expected to develop. Additionally, the Shares will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system. (See “Risk Factors” and “Description of the Securities” below.) The Company will not facilitate or otherwise participate in the secondary transfer of any Shares. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Shares. (See “Risk Factors” below.)

COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the Offering, and the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs associated with insurance, real estate leasing, research and development, protection of Company intellectual property, legal fees, and any other costs incurred by the Company with respect to operations.

RISK FACTORS

The SEC requires ZFT to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

INVESTMENT RISKS

The Company is controlled by its Chairman/Board of Directors, and only Class A Shareholders have voting rights.

The Company’s founder, Robert Zummo, currently holds a majority of the Company’s Class A Shares of voting stock, and at the conclusion of this Offering will continue to hold a majority of the Company’s voting stock. Class B Shares do not have any voting rights. As a result, Investors in this offering of Class B Shares will not have the ability to control or influence a vote of the Shareholders.

Investor’s ability to transfer your Shares may be limited.

The Shareholders’ Agreement restricts transfers of any stock of the Company, or any interest therein to any person or entity either by gift or bequest or by mortgage, pledge, or other hypothecation, without prior written consent by Majority Vote of the Board, with the sole exception that each Shareholder may provide for the disposition of his or her Shares in a will or other testamentary device without the Board’s consent.

There is no current market for the Shares.

There is no formal marketplace for the resale of Company Shares and none is expected to arise for the foreseeable future. Investors should assume that they may not be able to liquidate their investment.

The Company may raise additional capital through equity offerings. Therefore, any ownership interest in ZFT may be diluted in the future if the Company does not raise enough funds in this fund-raising effort, ZFT may conduct another offering, and/or seek angel investors, venture capital funds, or funds from an equity partner.

The Company might not sell enough securities through this Offering to meet its operational needs. Even if the Proceeds received equal the Maximum Offering Amount, the Company may need to raise more funds in the future through additional offerings. ZFT may offer additional Shares and/or other classes of equity or debt, or other forms of securities. If equity, or a security convertible into equity, is offered in these future offerings, then Shareholders’ ownership percentages in the Company may be diluted.

Class B Shareholders do not elect or vote on the Management and do not have the ability to influence decisions regarding the business.

ZFT’s Bylaws provide that the assets, affairs and business of the Company will be managed under the direction of the Board of Directors. The Board consists of three Directors. Two of those Directors, Mr. Robert Zummo and Mrs. Lisa Roulette Zummo are permanent Directors, not subject to election by the Class A Shareholders. The Class A Shareholders may only vote on one Director seat and have only limited voting rights on matters affecting the Company’s business, and therefore limited ability to influence decisions regarding the business.

Shareholders are limited in their ability to sell their Shares pursuant to the Company’s Shareholders’ Agreement.

Each Shareholder agrees that, he or she will not sell, transfer, assign, or otherwise dispose of (either voluntarily or by operation of contract or law) any Shares of the Company, except in limited circumstances, such as death, permanent disability, removal by the Company, and insolvency, without first offering such Shares for sale to the Company at the same price and on the same terms and conditions as the selling Shareholder proposes to sell, transfer, assign, or otherwise dispose of the Shares pursuant to a bona fide offer received by the selling Shareholder, disclosing the terms and conditions of such bona fide offer and the identity of the offeror. The Company has ninety (90) days within which to accept such offer pursuant to the terms of the Shareholders’ Agreement.

The Offering price of the Company’s Shares was not established on an independent basis; the actual value of your investment may be substantially less than what Investor pays for the securities.

ZFT’s Board of Directors established the Offering price of the Company’s Shares on an arbitrary basis. The selling price of the Shares bears no relationship to the book or asset values or to any other established criteria for valuing Shares. Because the Offering price is not based upon any independent valuation, the Offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the Offering price may be significantly more than the price at which the Shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

BUSINESS RISKS

The Company is an early stage company and has not generated any profits since inception.

Since the Company has been exclusively conducting research and development activities regarding the Company’s Inventions that are intended to create a safer and more efficient rotor craft system for use by helicopters, drones, and other flying machines (“Inventions”), and has not generated revenue as of the date of this Offering Circular, the Company may not be able to succeed as a business without additional financing. The Company has incurred losses from operations and has had negative cash flows from operating activities since its inception. Its current operating plan indicates that ZFT will continue to incur losses from operating activities given ongoing expenditures related to the development and implementation of the Inventions. Without sufficient additional funds, the Company’s ability to continue is a going concern for the next twelve months and is dependent upon the Company’s ability to raise the necessary funds from investors to meet financial obligations.

Furthermore, the Company’s anticipated plan of operations anticipates a research and development schedule of several years before the Company anticipates any revenues to be generated or profits to be made (see “Plan of Operations” below).

The Company may never have an operational product.

It is possible that a commercially operational or viable product may never be produced as a result of the Company’s research, development, and design activities regarding the Reaction Jet Drive System (“RJDS”) Technology (or the “Technology”). It is possible that the failure to release any product is the result of a change in business model due to the Board making a determination that the business model needs to be changed, or some other external factor not in the Company’s control. Even though the Board will make an effort to steer the Company towards success, ZFT cannot guarantee that any changes to the business model will be in the best interest of the Company and its Shareholders.

Developing new products and technologies entails significant risks and uncertainties, including if the Patents do not meet the Company’s projected performance goals, or if unforeseen development costs are incurred and ZFT’s cost estimates are understated.

The Company is currently in the research and development stage and has only manufactured prototypes for the Inventions. Delays or cost overruns in the development of the Technology and failure of the Inventions to meet anticipated performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design, and regulatory hurdles. Any of these events could materially and adversely affect the performance success of the Technology and the results of operations.

RJDS Technology and the four-seat kit aircraft utilizing the RJDS Technology (the “KITs”) could fail to achieve the sales projections expected.

The growth projections are based on the assumptions that the Inventions for use in rotary-winged aircraft can be successfully industrialized, manufactured, sold and supported. The Company assumes that the research, development, and design process will be successful in developing strategic partnerships that will financially support the development of a safer and more efficient rotor craft system for use by helicopters, drones, and other aircraft for their application markets. It is possible that the RJDS Technology will fail to gain market acceptance for any number of reasons. If the new products fail to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

The loss of one or more of ZFT’s key personnel, could harm the Company’s operations.

The Company currently depends on the continued services and performance of key members of its management team. The loss of key personnel from disability, death, or attrition could disrupt operations and have an adverse effect on the operational success of the business.

Costs may grow more quickly than the Company’s revenues, harming the business and profitability.

Delivering ZFT’s products is costly because of the upfront research and development expenses required ot bring a functional, safe, and marketable Reaction Jet Drive System to market. Furthermore, the technical and specialized nature of the Company’s designs may result in a higher demand for more specialized and skilled, and therefore more expensive, employees. The Company expects operational expenses to continue to increase in the future as the RJDS Technology expands and there is a need to hire additional employees. Projected expenses and/or the time-to-market may be greater than anticipated and any capital investments intended to make the business more efficient may not be successful. In addition, the Company may need to increase marketing, sales, and other operating expenses in order to grow and expand its operations and to remain competitive. Increases in costs may adversely affect the Company’s business and profitability.

The Company relies on third parties to provide services essential to the success of the business. Unavailability of contract engineers and technicians to support development efforts could cause disruptions in the business.

The Company relies on third parties to provide a variety of essential business functions, including testing, design, engineering, manufacturing, systems integration specialists, marketing, proposal drafting, distribution, and other partners. Quality and timeliness of parts manufacturers is critical to ZFT’s ability to build prototypes for development and internal testing.

The Company intends to use the manufacturing licensees, systems integrators, OEMs, and distributors for the manufacturing and distribution of the Company’s products. Discussions with some of those industry players are currently in the early stages. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that the Company will experience delays, defects, errors, or other problems with their work that will materially impact operations and the Company may have little or no recourse to recover damages for these losses. A disruption in these third parties’ operations could materially and adversely affect the business. As a result, any investment could be adversely impacted by the Company’s reliance on third parties and their performance.

Commercialization risk if the KITs project is not competitive, or if ZFT fails to meet market entry objectives, or if Government bids are rejected.

ZFT will be developing and designing the RJDS Technology with the expectation such Technology will be a safer and more efficient alternative for use in rotary-winged aircraft. Additionally, ZFT will use the Proceeds of this Offering to design the KITs for direct sale to the worldwide civil aviation market. (see “Narrative of the Business”) ZFT has no intention to conduct all necessary processes for execution of this strategy internally. Therefore the current business model relies on strategic partners to 1) assist in development and design of the Technology by either funding a portion of development and design, or investing in-kind resources to assist in the development; 2) to distribute the KITs to market; (3) to conduct market research and to draft bid proposals to private and public persons; or (4) manufacturing of any prototype parts. If the strategic partners do not take on this capital-intensive initiative, the Company may require significant additional financing to bring the RJDS Technology to market.

The Company depends on large industrial partners.

The Company’s strategy is based on providing technology and manufacturing licenses to established service companies that can design, manufacture, distribute, or otherwise integrate RJDS Technology into existing systems or easily adapted systems. The Company may not be able to consummate such strategic partnering agreements with supply chain and go-to-market partners, which could seriously limit or delay the projected revenue growth and profitability.

The Company’s business, including costs and supply chain, is subject to risks associated with sourcing and manufacturing.

In the event of a significant disruption in the supply of the raw materials used in the manufacture of the products, ZFT and our strategic partners might not be able to locate alternative suppliers of materials of comparable quality at an acceptable price. ;

RISKS RELATED TO INTELLECTUAL PROPERTY AND GOVERNMENT REGULATION ;

ZFT has existing Patents that the Company might not be able to protect.

The Company's most valuable asset is its intellectual property. ZFT holds four (4) United States utility patents. It is possible that competitors may attempt to misappropriate or violate intellectual property rights owned by the Company. The Company intends to protect its intellectual property portfolio from such violations, within the constraints of available resources. It is important to note that unforeseeable costs associated with such practices may consume a significant portion of capital, which could negatively affect ZFT’s research and development efforts and business, in general. However, the Company has anticipated the possible need to protect its Patents from infringement and therefore has allocated Proceeds from this Offering to account for this potential event. (see section titled “Use of Proceeds” below)

The ability to sell the products is subject to United States and international government regulations, which are subject to change at any time.

The Company’s products will be subject to regulation by the Federal Aviation Administration (the “FAA”) and equivalent agencies in other countries. For aviation there will be performance, reliability, and safety certification requirements that the products must meet in order to be used by systems integrators and operators for those applications. Generally speaking, the KITs are not required to be FAA certified, however they are still subject to FAA regulation.

The ability to sell products for specific applications is or may become dependent on favorable government regulation, such as regulations enforced by agencies like and including the State Department, the Department of Commerce and other relevant government laws and regulations, especially concerning exports of certain product which may have military applications, subject to International Traffic in Arms Regulation (“ITAR”) and scrutiny by the Department of State. The laws and regulations concerning the selling and use of RJDS Technology may be subject to change. At such point the Company may no longer be able to or want to sell RJDS Technology into selected markets and an investment in the Company may be negatively affected.

RISKS RELATED TO EMPLOYEE BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

In some cases, if you fail to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code or common law as a result of an investment in the Company’s Shares, you could be subject to liability for losses as well as civil penalties.

There are special considerations that apply to investing in the Company’s Shares on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If you are investing the assets of any of the entities identified in the prior sentence in the Company’s Shares, you should satisfy yourself that:

  Your investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Code;
  Your investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
  Your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) ;and 404(a)(1)(C) ;of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
  Your investment will not impair the liquidity of the trust, plan or IRA;
  Your investment will not produce “unrelated business taxable income” for the plan or IRA;
  You will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document and
  Your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Shares constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use  of words such as “anticipated”, “projected”, “forecasted”, “estimated”, “prospective”, “believes”, “expects,” “plans”, “future”, “intends”, “should”, “can”, “could”, “might”, “potential,” “continue”, “may”, “will”, and similar expressions identifying these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

DILUTION

There have not been transfers or sales of the Company’s Shares within the past year to Directors, Officers, or affiliated persons.

PLAN OF DISTRIBUTION

TERMS OF THE OFFERING

The Offering will be made to Investors through general solicitation, direct solicitation, and marketing efforts. The Company will not utilize an underwriter for the sale of the Shares. The Offering is being conducted on a “best efforts” basis, which means the Manager, Officers and employees of the Company will use commercially reasonable best efforts in an attempt to sell the Shares.

The Company may choose to sell the Shares through the services of one or several independent broker–dealers who are members of FINRA. FINRA member broker-dealers may be entitled to commissions of up to Eight Percent (8%) received for the sale of the Shares, not including the costs of expenses.

Notwithstanding the foregoing, the amount and nature of commissions payable to broker-dealers is expected to vary in specific instances. The Investor who is admitted to the Company through such broker-dealer (and not the Company nor the Officers) may be responsible for all such commissions payable to broker-dealers (and such payments may reduce the Investor’s invested capital).

At the time of this Offering Circular, the Company has not engaged independent broker-dealers to help in the sale of the Shares. The Company reserves the right to engage broker-dealers at any point from the date of this Offering Circular to the termination of the Offering (assuming the offering is qualified by the SEC).

The Minimum Investment Amount is Five Hundred Dollars ($500) and the Maximum Offering Amount is Eighteen Million, Seven Hundred Fifty-Thousand Dollars ($18,750,000), subject to an increase of the Maximum Offering Amount through a qualification by the SEC of a post-qualification amendment.

There is no arrangement or plan to limit or restrict the sale of other securities of the same class as those to be offered for the period of distribution. No market exists for the Shares and no market is anticipated or intended to exist, therefore there is no plan to stabilize the market for any of the securities to be offered. There is no intent to or plan to withhold commissions, or otherwise to hold each broker-dealer, if any, responsible for the distribution of its participation.

The Directors, Officers, and employees of the Company are primarily engaged in the Company’s business of developing a RJDS Technology and aircraft and none of them are, or have ever been, brokers nor dealers of securities. The Directors, Officers, and employees will not be compensated in connection with the sale of securities through this Offering. The Directors, Officers, and employees will be compensated only in accordance with their normal salaries.

The Company believes that the Directors, Officers, and employees of the Company are Associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Director, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Director, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Director, Officer, or employee is an associated person of a broker or dealer; (4) all Directors, Officers, or employees primarily performs substantial duties for the Company other than the sale or promotion of securities; (5) no Director, Officer, or employee has been a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Director, Officer, or employee participates in selling an offering for securities more than twelve months form the date of this Offering Circular.

As of the date of this Offering Circular, the Company has engaged KoreConX Inc. as the Company’s SEC-registered transfer agent and registrar of the Shares. The Shares are available for purchase exclusively through KoreConX Inc. and will be issued in book-entry electronic form only.

SELLING SECURITY HOLDERS

There are no selling security holders in this Offering.

USE OF PROCEEDS

The Company intends to raise Offering Proceeds to engage in the following activities: (i) to fund the research and development of the Company’s Inventions; (ii) to progress the research and development of the Company’s Inventions for the purpose of use in rotary-winged aircraft; (iii) to conduct market research on the current market for Company designed rotary-winged aircraft and systems, or “Vertical Lift Systems”, and to tailor the development of the Company’s Inventions to the military and civilian markets; (iv) to modify, adapt, and increase patent protection for the Company’s existing Inventions and to file any additional patents for additional inventions which may arise as a result of the research, development, and testing process; (v) to design an operable military and Federal Aviation Administration compliant aircraft and KIT aircraft; and (vi) to bring the Company’s Inventions and/or aircraft designs to market for military and civilian use. The Gross Proceeds less any Offering expenses (the “Net Proceeds” or “Net Deployable Proceeds”) from this Offering will not be used to compensate or otherwise make payments to Directors, Officers, or employees of the Company, unless and to the extent it is as otherwise stated below.

	Maximum Offering Amount	Percentage of Proceeds
Gross Offering Proceeds	$18,750,000	100%
Estimated Commissions [1]	$0	0%
Initial Offering Expenses [2]	$200,000	1%
Net Deployable Proceeds [3]	$18,550,000	99%

[1] Shares will be offered and sold directly by the Company, the Directors, the Officers, and employees. No commissions for selling Shares will be paid to the Company, the Directors, the Officers, or employees. While most Shares are expected to be offered and sold directly by the Company, the Directors, the Officers, and employees, the Company may also choose to offer and sell Shares through the services of independent broker-dealers who are member firms of FINRA and who will be entitled to receive customary and standard commissions of up to Eight Percent (8%) of the Gross Proceeds received for the sale of Shares. Notwithstanding the foregoing, the amount and nature of commissions payable to broker-dealers is expected to vary in specific instances and may be lower than the one listed herein. The Investor who is admitted to the Company through such broker-dealer (and not the Company, the Directors, the Officers, or the employees) may be responsible for all such commissions payable to broker-dealers (and such payments may reduce the Investor’s invested capital).

[2] The initial expenses associated with this Offering, including legal and accounting expenses, will be paid by the Company using the Proceeds. Notwithstanding the foregoing, the Company intends to reimburse the Board, any Director, or any Officer (whoever the payor is) for any organization and Offering costs and expenses incurred on behalf of the Company, which are approximately Two Hundred Thousand Dollars ($200,000).

[3] Net Deployable Proceeds to the Company only reflect an approximation of the deduction of organization and offering expenses that may be reimbursed. Any expenses associated with the Shares, and/or other investments of the Company shall be paid by the Company in accordance with the terms set forth herein and in the Shareholders’ Agreement.

Use of Proceeds

After estimated total Offering expenses, the Company expects to have Net Proceeds to equal to $18,550,000. The following is an approximation of how the Company expects to deploy the Proceeds from this Offering:

Purpose of Use	Anticipated Amount of Proceeds
(1) RJDS Technology Evaluation and Testing	$2,000,000
(2) New Patents/Claims Prosecution	$1,000,000
(3) Preliminary Design Process	$5,000,000
(4) Market Research, Proposal Preparation	$1,000,000
(5) Design, Develop and flight test a four-seat heli/the KITs	$5,000,000
(6) General corporate and business expenses	$3,850,000
(7) Design and Manufacture of Models for Heli Drones	$700,000
Total	$18,550,000

(1) Approximately Two Million Dollars ($2,000,000) will be deployed to research and development activities regarding the Company’s existing Inventions and Patents that are integrated into the RJDS Technology design as it exists as of the date of this Offering Circular.

The existing Inventions and Patents will be reviewed to identify key technology drivers for further testing and development. The Company has already negotiated a strategic partnership with Embry-Riddle Aeronautical University (see “Strategic Partnerships” below) (hereinafter “Embry”). Estimation of the costs required for Stage 1 research, development, and design is derived by the Company’s key personnel’s collective experience in aerospace design, specifically in the vertical lift business. This includes taking design concepts to full-scale manufacturing and flight testing. (See section titled, “Directors, Officers, Significant Expert Consultants” below).

(2) Approximately One Million Dollars ($1,000,000) will be reserved and deployed for new patent or claim prosecution and/or defense against infringement by competing technologies or companies.

The Company anticipates that increasing research and development activities for the Company’s current Patents will lead to the discovery of additional patentable inventions and/or patentable claims. The Company anticipates that the filing and prosecution process for any of these additional patents and/or claims to cost approximately One Million Dollars ($1,000,000). Furthermore, the Company has allocated this part of the Net Proceeds for the defense of the Company’s Patents against any infringing inventions from competitors.

(3) Approximately Five Million Dollars ($5,000,000) is reserved for Preliminary Design of the Inventions for Functional Use in Aircraft

The Company anticipates approximately Five Million Dollars ($5,000,000) of the Net Proceeds to be used for the preliminary design process.

“Preliminary Design” refers to the process whereby the Company takes the collected test data and findings as applied to the conceptual designs to begin designing a functional prototype of integral parts to the RJDS Technology. Because the Inventions are so interconnected and dependent on each other, the Preliminary Design process will necessarily involve the integration of the RJDS Technology into a functional aircraft.

It will be necessary for the Company to purchase third-party parts to ensure the conceptual design is sufficient as applied.  To do so, the Company will require the purchase of a power-plant system (an engine) and a recuperator. A recuperator heats the compressed air before combustion thereby reducing the amount of fuel need to heat the exhaust stream and spin the power turbine. (See “Description of the Business” below)

(4) Market Research, Proposal Preparation for DOD and DARPA One Million Dollars ($1,000,000)

Approximately One Million Dollars ($1,000,000) of the Net Proceeds are anticipated to be used to perform marketing activities, market research, and proposal preparation. The market research will focus the Company’s activities and design decisions to match the goals and objectives of potential customers, both military and civilian. Specifically, the Company intends to use existing contacts with Original Equipment Manufacturers (“OEMs”), the Department of Defense, and DARPA to determine the interest in the market for the RJDS Technology. The Company then intends to draft and submit several design and development proposals for DARPA and the

Department of Defense, both manned and un-manned applications of the Inventions for the military and/or civilian markets. (See “Description of the Business” below.)

(5) Design, Develop and flight test a four-seat helicopter/the KITs Five Million Dollars ($5,000,000)

Approximately Five Million Dollars ($5,000,000) of the Proceeds are anticipated to be used to design and develop a functional and reliable four-seat helicopter/the KITs. The goal is to integrate all testing results, design decisions, and market research into functional deliverable parts ready for sale in the civilian marketplace as a four-seat helicopter/the KITs aircraft. The Company will only internally manufacture enough parts using the Proceeds to ensure that prototype helicopters and the KITs are functional and safe for sale.  The Proceeds will not be used to expand manufacturing capabilities to meet demand. The Company intends to use third party manufacturers to meet production demand. (See “Description of the Business” below.)

(6) General Corporate and Business Expenses Three Million Eight Hundred and Fifty Thousand Dollars ($3,850,000)

The Company intends to keep Three Million Eight Hundred and Fifty Thousand Dollars ($3,850,000) as cash reserves for administration and operations of the Company. These Proceeds will also be used cover any underestimates in the use of the Proceeds as described above. The Company will pay employee, Director, and Officer salaries from this allocation and may use these Proceeds to pay for any third-party service fees.

(7) Design and Manufacture of UAV Models Seven Hundred Thousand Dollars ($700,000)

Part of the marketing efforts for the Company in bringing and exposing the RJDS Technology to the applicable markets includes the use of scale or actual-size models for the unmanned aerial vehicle designs (“UAVs” or “Drones”). These models will be used to provide proof of the operational potential to potential customers of RJDS Technology and RJDS-integrated aircraft. The Company anticipates approximately Seven Hundred Thousand Dollars ($700,000) of the Net Proceeds will be used to design, develop, and manufacture these UAVs.

The foregoing represents the Company’s best estimate of the allocation of the Proceeds of this Offering based on planned Use of Proceeds for the Company’s operations and current objectives. The Company will not raise funds from other sources in order to achieve its investments, except the possible use of leverage from third party, trusted lenders. Notwithstanding the foregoing, the Company may borrow money from financiers, other lenders, or banks to fund its investments, who are not identified at this moment, as the Company does not have any agreements with any financers, lender, nor banks from which to borrow money.

A substantial portion of the Proceeds from the Offering have not been allocated for a particular purpose or purposes other than as is described above. The Company anticipates approximately Ninety-Nine Percent (99%) of the Offering Proceeds will be used to the intended uses as described above and in the Plan of Operations.

This Offering is being made on a “best efforts” basis. If the Maximum Offering Amount is not reached within twelve (12) months of the start of the Offering, the intended use of Proceeds will not change. In the case where the maximum loan amount is not reached, the Proceeds will not be able to conduct as many of the anticipated activities; however, the Proceeds will be used in the following manners:

Percentage of Proceeds	100%	75%	50%	25%
Gross Proceeds	$18,750,000	$14,062,500	$9,375,000	$4,687,500
Offering Expenses	$200,000	$200,000	$200,000	$200,000
Commissions	$0	$0	$0	$0
Net Deployable Proceeds	$18,550,000	$13,862,500	$9,175,000	$4,487,500
RJDS Technology Evaluation and Testing	$2,000,000	$2,000,000	$2,000,000	$1,000,000
New Patents/Claims Prosecution	$1,000,000	$1,000,000	$500,000	$500,000
Preliminary Design Process	$5,000,000	$2,000,000	$1,000,000	$1,000,000
Market Research, Proposal Preparation	$1,000,000	$1,000,000	$500,000	$500,000
Design, Develop and flight test a 4 seat KIT Heli	$5,000,000	$3,312,500	$3,000,000	$500,000
General corporate and business expenses	$3,850,000	$3,850,000	$1,475,000	$987,500
Design and Manufacture of Models for Heli Drones	$700,000	$700,000	$700,000	$0
Total Net Proceeds	$18,550,000	$13,862,500	$9,175,000	$4,487,500

The Company hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

DESCRIPTION OF THE BUSINESS

RJH
Reaction Jet Helicopters
RJH
N246PJ
Reaction Jet Helicopters
EXPERIMENTAL

SUMMARY

Zummo Flight Technologies Corporation. is a research and development company specializing in performance and safety of rotary-wing aircraft (“RWA”) which includes helicopters and Drones. The Company invented and patented the Reaction Jet Drive System which eliminates the need for a tail-rotor, transmission and other moving parts typically found in a conventional RWA. ZFT anticipates that the final design of the RJDS Technology (as integrated into an aircraft) will have significant advantages over traditional helicopters. The Company currently holds four (4) utility patents with the United States Patent and Trademark Office (USPTO) covering the Inventions integral to the RJDS Technology. ; The Company is looking to use the Proceeds from this Offering to further develop the RJDS Technology and to prove its safety, efficiency and effectiveness, as well as to market the Inventions to potential buyers.

The Company intends to use the Proceeds to engage in the following activities: (i) to fund the research and development of the Company’s Inventions; (ii) to progress the research and development of the Company’s Inventions for the purpose of use in rotary-winged aircraft; (iii) to conduct market research on the current market for Company designed rotary-winged aircraft and systems, or “Vertical Lift Systems”, and to tailor the development of the Company’s Inventions to the military and civilian markets; (iv) to modify, adapt, and increase patent protection for the Company’s existing Inventions and to file any additional patents for additional inventions which may arise as a result of the research, development, and testing process; (v) to design an operable military and Federal Aviation Administration compliant aircraft and KIT aircraft; and (vi) to bring the Company’s Inventions and/or aircraft designs to market for military and civilian use.

History of the Business

ZFT was organized under the laws of Arizona. Originally formed on June 6, 2014 under the name RJ Helicopter Corporation, on August 10, 2017 the Company filed an amendment to the Articles of Incorporation changing the Company name from to Zummo Flight Technologies Corporation (see Exhibit EX1A-2A). Since inception, the Company has been exclusively conducting research and development activities regarding the Company’s Patents and has not generated revenue as of the date of this Offering Circular.

The Company intends to further develop the Inventions through various testing stages in order to market the Inventions to the aircraft industry, eventually integrating the inventions into military and FAA compliant civilian aircraft. The Company has no affiliates. The Company was founded and organized by Mr. Robert Zummo. Mr. Zummo is the Chairman of the Board, and the driving mind behind the Company’s mission to dramatically improve safety and efficiency of rotor-wing flight.

Prior to the incorporation of the Company, Mr. Robert Zummo was developing the ideas and core designs fundamental to RJDS. Since its creation, Mr. Zummo has directed the Company’s efforts to the development of the Inventions to prove the functionality of the concepts. To date, the Company has designed, developed, and extensively tested three experimental RJDS-integrated aircraft prototypes: one for ground testing only, and two for flight tests, which were approved by the FAA via airworthiness certificates. None of the test aircraft are currently in operation due to FAA flight-hour restrictions on experimental aircraft. All ground and flight-tests conclusively showed that a RJDS-integrated aircraft is both viable and may potentially provide many significant advantages over conventional helicopters.

The Company intends to use the Proceeds of this Offering to further develop a Reaction Jet Drive System (and the underlying Inventions) as well as RJDS-integrated aircraft, in order to provide a functional and safe alternative rotary-wing aircraft that is also highly marketable.

Reaction Jet Drive System Synopsis

A Reaction Jet Drive System uses high-pressure air ducted through the rotor system to the main rotor blades. Also known as a pressure-jet, reaction jet drive has successfully been used in the past to provide rotor power for helicopters. In the RJDS, the compressed air passes through the length of each rotor blade to the tip of the blade. At the tip, the air is turned to exit the main rotor blade, acting as a jet and spinning the rotor blades. By using ducted air to spin the rotor system, the main rotor transmission and main rotor drive shaft become redundant and are not used. This process can conserve as much as 400 to 500 pounds of weight on a rotary Drone or helicopter significantly reducing the cost of maintenance and down-time.

Conventional Helicopter vs. ZFT RJDS

In a conventional helicopter, the main rotor is driven by an engine through a rotor transmission; whereas in a reaction-drive system, the main rotor is driven by pumping highly-pressurized air through hollow blades until the air exits the tip of the blade. The differential air pressure from the tip of the blades causes the rotor to spin. This design eliminates the need for a rotor transmission in a RJDS. Eliminating the conventional transmission solves multiple problems, including cost and downtime associated with maintaining complex systems, in addition to removing a significant amount of weight from the aircraft. Furthermore, elimination of the transmission allows the system to become significantly lighter, allowing for more cargo (freight or passengers) compared to a conventional helicopter.

ZFT intends to utilize all its Patents which will significantly increase fuel efficiency, range, and payload of RJDS-integrated aircraft. Given the early test results from prototype testing, the Company anticipates that RJDS-integrated aircraft may achieve twice the range of conventional helicopters upon full development of the Technology.

The Company will the refine the design RJDS Technology to address major safety issues caused by torque in conventional helicopters. In conventional helicopters, the main rotor is driven by an engine through a transmission into the main rotor causing the main rotor to rotate. The power transfer system through the transmission creates rotational torque on the fuselage. To counteract this rotational torque, a tail rotor is required to act as an anti-torque device. The rotational torque, coupled with an anti-torque device, compromises a pilot’s ability to maintain consistent directional control. Throughout their history, tail rotors have proven to be extremely dangerous and difficult to control, even by the most experienced of helicopter pilots.

Competing Technology

Several inventions have been created and tested to which attempt to solve safety issues concerning the tail rotor as well as providing the anti-torque function. The most notable of these is the NOTAR (short for “no-tail rotor”) system was developed as an alternative anti-torque device. The NOTAR system utilizes a fan mounted in close proximity to the transmission and is also driven by the transmission. As a result, the continued utilization of a transmission in NOTAR does not alleviate the need for an anti-torque device. RJDS-integrated aircraft do not require a transmission, therefore there is no requirement for an anti-torque device.

The NOTAR fan blows high-pressure air down a slotted tail boom. The slot along the length of the tail boom releases highly-pressurized air, causing a pressure differential, in order to create a lifting surface out of the tail boom itself. This method provides some degree of anti-torque; however, most of the directional anti-torque control in NOTAR is provided by the rotating thrust nozzle at the end of the tail boom. In order for a NOTAR system to function properly, a pilot must control the direction the nozzle points by pushing on directional anti-torque pedals. This does not alleviate the degree of pilot demand required and still requires the pilot to manage directional control in an already complex system.

NOTAR has never achieved widespread acceptance in the market due to the complexity of the system and the relatively few advantages it provides over a traditional tail rotor.

In contrast to NOTAR and a traditional tail rotor, RJDS drives the main rotor by pumping highly-pressurized air through hollow blades, and finally out through the blade ends. This process causes main rotor rotation, but does not result in torque on the helicopter fuselage due to the removal of the transmission. This removes the necessity for an anti-torque device such as a tail-rotor. Directional control in hover and forward flight in RJDS is achieved when the turbine exhaust passes over the rudder, controlled easily by the pilot’s foot pedals, allowing the reaction jet to maintain directional control without a tail rotor.

Brief Description of the Patented Inventions

The Company currently owns four (4) utility patents, issued under the United States Patent and Trademark Office (“USPTO”):

Patent 1: Recuperated gas turbine system for reaction-jet helicopters (United States Patent No. 9,145,831)

This invention is a reaction-jet helicopter with a recuperator encompassing all of the other Inventions. Hot gas exiting the recuperator is directed to the helicopter's hollow-body rotor blades to increase the energy of the air exiting the jets and thus increase thrust and improve fuel efficiency. Hot gas exiting the recuperator may also be directed to the gas turbine of the helicopter's engine, further increasing fuel efficiency. A splitter valve on the exit side of the recuperator may be employed to direct exiting gas to the turbine or rotor blades or both. The recuperator includes a heat exchanger, preferably an all-prime surface heat exchanger. The recuperator system may be combined with a circulation control system on the hollow-body rotor blades to further increase fuel efficiency

Abstract: Hot gas exiting the recuperator is directed to the helicopter's hollow-body rotor blades to increase the energy of the air exiting the jets and thus increase thrust and improve fuel efficiency. Hot gas exiting the recuperator may also be directed to the gas turbine of the helicopter's engine, further increasing fuel efficiency. A splitter valve on the exit side of the recuperator may be employed to direct exiting gas for one or more desired uses. The recuperator includes a heat exchanger, preferably an all-prime surface heat exchanger. The recuperator system may be combined with a circulation control system on the hollow-body rotor blades to further increase fuel efficiency.

For drawings please see Exhibit EX1A-15A.

Patent 2: Reaction drive helicopter with circulation control (United States Patent No. 9,771,151)

In the field of aeronautics, circulation control is an approach used to modify an airfoil's aerodynamic forces using a specially-shaped trailing edge, rather than moving surfaces such as flaps. The main purpose of circulation control is to increase the lifting force of the airfoil when large lifting forces at low speeds are required, like during takeoff and landing. Circulation control airfoils take advantage of the Coanda effect, which increases lift through the interaction of an air jet flowing through a slot in the trailing edge of the airfoil and a free air stream moving over the airfoil's upper surface as the airfoil moves through the air. A jet of air flows out of the slot and follows the curvature of a highly-curved lower surface of the airfoil. The jet of air from the slot entrains the free air stream moving over the airfoil to create a laminar flow around the curvature, creating lift. Briefly, to achieve the desired objects and advantages of the instant invention, provided is a rotor blade for a reaction drive type helicopter. The rotor blade includes a proximal end couplable to a rotor hub, a distal end terminating in a blade tip, and a trailing edge extending from the proximal end to the distal end.

Abstract: The rotor blade includes a main duct extending from a proximal end, couplable to and for fluid communication with a rotor hub, to a distal end for ducting a first air/gas stream from the rotor hub to the distal end. A nozzle is attached to an outlet of the main duct at the distal end for receiving the first air/gas stream from the main duct and releasing the first air/gas stream to propel the rotor blade. A circulation control is carried at a trailing edge of the blade. A trailing edge duct is carried intermediate the trailing edge and the main duct and is in fluid communication with the main duct by a partition with a plurality of orifices formed therein to bleed air from the main duct and generate a second air/gas stream therein with a pressure less than the pressure of the first air/gas stream. The trailing edge duct supplies the second air/gas stream to the circulation control.

For drawings please see Exhibit EX1A-15B

Patent 3: Deflection cone in a reaction drive helicopter (United States Patent No. 9,849,975)

Abstract: A rotor hub for a reaction drive type helicopter includes a cylindrical sidewall having a top and an open bottom which defines an interior volume. A top plate closes the top of the cylindrical sidewall, and at least two pipe sections extend outwardly from the cylindrical sidewall. Each pipe section extends through the sidewall in communication with the interior volume. A horizontal vane is carried in an inlet of the pipe section and extends horizontally across the inlet. A three-dimensional body extends downwardly from a central axis of the top plate into the interior volume.

For drawings please see Exhibit EX1A-15C

Patent 4: Nozzles for a reaction drive blade tip with turning vanes (United States Patent No. 10,377,475)

The objective of this invention is to reduce the energy losses incurred by the air/gasses being transmitted through the blade to the nozzle at the blade tip. Another objective of the present invention is to produce a jet that is a tangent to the described rotor tip circle. Briefly, to achieve the desired objectives and advantages of the instant invention, a nozzle is provided for use with a rotor blade for a reaction drive type helicopter.

Abstract: A nozzle for use with a rotor blade for a reaction drive type helicopter includes a first wall, a second wall opposing the first wall, and sidewalls extending between the first wall and the second wall enclosing a cavity having an upstream end and a downstream end. The nozzle includes an inlet section for receiving a gas-flow at the upstream end. The distance between the first wall and the second wall reduces to a throat downstream of the inlet section, an expansion section extending from the throat, downstream thereof.

Collectively, the underlying inventions will be referred to herein as “Inventions” and the patents as “Patents”.

For drawings please see Exhibit EX1A-15D

RJDS Technology vs. Conventional Helicopters

RJDS Technology has several advantages to conventional tail-rotor helicopters. Preliminary testing of the prototypes indicates that RJDS Technology may allow for RJDS-integrated rotary-winged aircraft to compete with turbo-prop fixed wing aircraft in both maximum range and speed, with an increased load capacity. A helicopter utilizing RJDS Technology has the following advantages:

1. Reduced demands on the pilot: The elimination of transmission-caused rotational torque and related operational instabilities reduces the necessary degree of pilot skill and attention for effective and safe operation. Additionally, high inertia rotor in ZFT’s RJDS Technology allows for easier, safer descents from altitude.

2. Elimination of drive train failure: Absence of the entire mechanical drive train including transmissions, gear boxes, drive shafts, clutch and disengage systems, eliminates all the risks deriving from accidents caused by failure of any of these components.

3. Elimination of tail rotor accidents: ZFT’s RJDS Technology requires no tail rotor, eliminating the risk of tail rotor dangers and accidents.

4. Increased Stability: Without the need for a transmission, the Company’s testing has shown a marked increase in gyroscopic stability in RJDS-integrated aircraft. There is also a significant degree of vibration reduction in RJDS-integrated aircraft.

5. Mechanical Simplicity: is significantly increased for aircraft integrated with ZFT’s RJDS Technology because there is no need for a transmission, drive train, or tail rotor. This results in an aircraft with approximately half the parts of a conventional helicopter.

6. Ease of Maintenance/Lower Costs: A conventional helicopter has many critical parts to maintain, repair, overhaul, or replace, requiring a high degree of expertise by ground personnel. RJDS Technology is inherently simpler, with fewer parts to maintain, repair, overhaul and replace. The Company anticipates a reduction in maintenance hours for RJDS-integrated aircraft, resulting in a significant decrease in costs of labor and parts.

7. Ease of Operation: By simplifying the mechanics of rotary-wing aircraft, the ease of operation for a pilot during flight is increased with aircraft integrated with RJDS Technology. Because less pilot skill is required for safe operation, the Company anticipates that pilot-error will be reduced. The Company compares the ease of operating an aircraft integrated with the Technology to a six-speed manual shift automobile. In turn, The Company anticipates the Technology may open new markets through the widening of the potential customer base, especially in the civilian aircraft market. The Company expects that the RJDS Technology could be so disruptive to the rotor-craft industry that it will create a substantial new market. Company studies indicate that 10% of the population currently has the skill level to fly a conventional helicopter. However, with the simplicity of RJDS Technology, the Company anticipates that 70% of the population currently has the skill levels to fly aircraft integrated with RJDS Technology.

8. Mechanical Safety: The Company’s Technology is anticipated to be safer due to the very nature of the simplified mechanics and operational physics. An aircraft integrated with the Technology has inherently safer auto-rotational descent upon an engine failure. It is estimated that ZFT’s RJDS Technology will have substantially less of a landing danger zone due to its inherent auto-rotation capability compared to conventional helicopters.

9. Noise Reduction: Aircraft integrated with the Technology have a significantly reduced noise signature because of the manner of propelling the rotor blades, both within the fuselage and outside the aircraft. Furthermore, there is no “rotor-slapping” effect during powered flight.

Marketing and Distribution for Company Products

Market for the Reaction Jet Drive Technology

The principal target markets for the RJDS Technology are Government Agency/Military/Aerospace Industry and Commercial. Government Agency/Military/Aerospace Industry target markets and potential missions include transport, reconnaissance, maritime surveillance and combat. Commercial markets include transport, medical services, search & rescue, offshore sector (including oil & gas) and corporate/leisure.

One significant anticipated Use of the Proceeds is derived, essentially, from marketing and distribution activities (see Section “Use of Proceeds” above). Specifically, the company will be using a portion of the Proceeds to (1) conduct market research; and (2) draft and submit proposals to governmental agencies and aerospace OEMs.

Government Agency/Military/Aerospace Industry

The Company will develop the RJDS Technology for use in both manned and un-manned aircraft.

Governments and military from around the world are calling for immediate solutions to the safety concerns with conventional helicopter technology. The aerospace industry is in a race to innovate based on increased demand for safety, simplicity and cost reduction.

Since traditional helicopter technology is rooted in highly complex systems that must work simultaneously in a cooperative and delicate manner, many OEM’s are searching for solutions that address traditional safety concerns, simplified technology, and lower costs for helicopters. The current OEM economic model is largely based on this technical complexity, with ongoing maintenance and replacement parts being critical to the OEM’s financial success. Through ZFT’s RJDS Technology, the Company hopes to address all of the military’s and OEM’s requisites  for greater simplicity by providing a simpler rotary-wing alternative.

With manned applications, the Company anticipates the RJDS Technology may be applied in combat mission aircraft, convertible to other operational missions, deriving from the advantages an aircraft with RJDS Technology has over conventional helicopters. (see Section “RJDS Technology vs. Conventional Helicopters” above).

The Company’s management team has extensive contacts within relevant government agencies and aerospace industry OEMs. Discussions with persons within various United States federal government agencies have shown a high interest level in the Technology.

The Company intends to leverage these contacts and relationships to generate interest and potential customers within these potential buyer organizations.

Civil/Commercial Aviation

After conducting extensive market research, The Company intends to design a four-seat FAA compliant helicopter with the Technology for use in various applications including transport, medical services search & rescue, offshore transport (including oil & gas) and corporate/leisure transport. The design will be marketed to OEM’s and smaller manufacturers who are interested in licensing the RJDS Technology for manufacture.

The Company also intends to develop a four-seat kit aircraft utilizing the RJDS Technology minus circulation controls. Company sales of the KITs has a large potential upside due to the systems inherent simplicity which makes it affordable and easy to assemble and operate for a licensed private pilot or enthusiast.

The Company does not intend to manufacture or distribute the KITs. Instead the Company anticipates and plans to strategically partner with an aeronautical manufacturer. Though ZFT already had preliminary discussions with one such manufacturer, no agreements have been made as of the date of this Offering Circular. The Company intends to contract with such an aeronautical manufacturer in order to license the KITs design (as distinguished from any such manufacturing license for the four-seat helicopter design).

Company management is deeply rooted in and has many contacts within the aviation industry,  including manufacturers and distributors in the United States, Canada), the United Kingdom, Brazil, Denmark, Germany, Italy, South Africa, and Australia. The Company will leverage these contacts to promote and market manufacturing licenses and the KITs. The Directors, Officers, and other associated persons are currently members and educators with at least 14 national and international trade groups and associations.

License or Sale of the Company’s Assets

The Company intends to operate as long as the Board and Shareholders deem the continuation of the Company’s existence to be prudent and advisable. However, after the Proceeds of this Offering are used in accordance with this Offering Circular, the Board anticipates that the value of the Company will significantly increase if the Company can reach the technological milestones it expects to achieve. If, at such time, sale or license of the underlying assets (in this case the Patents and Inventions) is deemed by the Board to be the most prudent path forward for the Company, then the Board may cause a sale of the assets to a third party and liquidation of the cash reserves to the Shareholders in accordance with the Shareholder’ Agreement. Alternatively, if the Company receives a bona-fide third party offer for the purchase of a majority of the outstanding Shares, the Board will consider such an offer and may decide that sale of the Company is in the best interests of the Company and the Shareholders.

Business Experience of Management

As of the date of this Offering Circular. The Company has three full-time employees. Mr. Robert Zummo (Chairman of the Board and Chief Executive Officer), Mrs. Lisa Roulette Zummo (President), and Mr. Michael Schifsky (Chief Financial Officer). For a detailed description of the qualifications of the persons in management, see “Directors, Officers, Significant Expert Consultants” below.

PLAN OF OPERATIONS

ZFT anticipates using the Proceeds to further the RJDS Technology in three stages to make it marketable to potential customers.

Stage	Projected Uses of Proceeds and Amount Expected*	Projected Use of Proceeds*
Stage 1	$3,000,000	(1) RJDS Technology Evaluation and Testing; (2) New Patents and Claims Prosecution (if necessary)
Stage 2	$6,000,000	(3) Preliminary Design of Four Seat Helicopter utilizing RJDS Technology; (4) Marketing and Proposal Preparation
Stage 3	$5,700,000	(5) Design, Develop, Flight Test the KITs (6) Drone Model Design

*The Projected Use of Proceeds directly references the anticipated uses as described in the “Use of Proceeds” Section above.

Stage 1

In Stage 1, the Company will endeavor to prove that the patented Inventions underlying the RJDS Technology can provide the significant improvements that the Company forecasted. This will be accomplished through a combination of design analysis, prototype manufacturing, sample component testing, bench testing, and wind tunnel testing.

The initial Three Million Dollars ($3,000,000) of Proceeds is needed for design review and testing. The Company already negotiated a strategic partnership with Embry-Riddle Aeronautical University (see “Strategic Partnerships” below) (hereinafter “Embry”). Embry is a premier aeronautical university with a campus in Prescott, Arizona, in close proximity to the Company. ZFT can use Embry’s wind tunnel testing facility as a barometer, simulating actual flight environments.

After sufficiently developing each of the Inventions’, a conceptual design review will be conducted to ensure that individual Inventions and concepts work together to form a compliant aircraft. Analysis of the expected performance of the conceptual aircraft will also be included in the conceptual design review.

The Company anticipates that during the design review, testing, and refinement process new patentable inventions or claims may be discovered. If such is the case, the Company will promptly engage patent attorneys with the intention of seeking protection for these new inventions.

The review process for the Inventions will focus on the research and development of the Patents, specifically the (1) Recuperated gas turbine system for reaction-jet helicopters; the (2) Reaction drive helicopter with circulation control; the (3) Deflection cone in a reaction drive helicopter; and the (4) Nozzles for a reaction drive blade tip with turning vanes. The Power plant system preliminary design will begin during Stage 1.

Stage 2

Stage 2 will be marked by the push towards a preliminary design of the four-seat helicopter and integrating the Inventions into a functional power plant system. “Preliminary design” refers to the application of collected design/testing data as gained during to Stage 1 to the conceptual designs in order to modify those designs to develop a functional prototype. This includes modifying the Inventions to include fundamental constrictions such as projected dimensions and specifications. The Company will make design decisions in accordance with both the concept testing and market research conducted during this Stage 2.

It is necessary for the Company to purchase parts from third parties to transition from conceptual design to applied design.  The Company will require the purchase of a power-plant system (an engine) and a recuperator in order to ensure the conceptual design is sufficient.

The market research and proposal preparation will be designed to focus the Company’s design activities so to match the goals and objectives of potential military, industry, and civilian customers. This market research will be focused on both manned and un-manned applications of the RJDS Technology for the military and civilian markets.

Stage 3

During Stage 3, the Company intends to design functional, reliable, and certifiable parts derived from the Inventions, integrating the patented technology into the KITs. The goal of stage three is to integrate all testing results, design decisions, and market research into functional deliverable parts ready for use in the marketplace in the form of the KITs. Stage 3 design and drawings will be complete to the point that an aircraft could be manufactured per Company designs by one or more qualified manufacturers. Power plant component manufacturing and assembly will begin in Stage 3. As part of FAA certification, the Company will engage an aeronautical engineering team to ensure that all aspects of the design process are closely monitored and all timelines will be met.

A test aircraft will be manufactured per the design’s drawings created during Stage 2. At this phase the use of a hangar, flight test team, telemetry data, and test equipment will be needed to ensure that all flight testing is performed accurately and the data gather will lead to a functional, safe, and marketable aircraft. Data points and decisions such as the selection of the cockpit instruments and their layout, crew seating, and other routine items would need to be collected and made at this Stage.

STRATEGIC PARTNERSHIPS

Embry University

Embry University’s main role is to provide ZFT with rapid prototyping capabilities, including 3D computer modeling of the Inventions, manufacturing of components, and testing, specifically wind tunnel testing. Embry’s Prescott, Arizona campus utilizes a fully-functioning wind tunnel and state-of the art test equipment. The Company can access the facilities and expertise of Embry in order to refine aspects of the Inventions and finalize the designs by integrating them with a functional aircraft. There is no current formal agreement between ZFT and Embry. However, Embry offered its services to ZFT during the course of ongoing meetings, and Embry is available to the Company as soon as its facilities and expertise are required.

DLO Associates

DLO & Associates (“DLO”) is a design and marketing firm specializing in aeronautical design and marketing to industry. The Company will rely on DLO facilities, employees, equipment, and engineering proficiency in order to complete all Stages. DLO will provide personnel and services as needed to support the Company’s fact-finding and discussions with the RJDS Technology. ZFT agreed to a two-year services agreement with DLO, which includes a full non-disclosure clause and a full assignment of inventions clause for any invention created by DLO in service of the

Company, deeming all work by DLO to be a “work-made-for-hire”. ZFT’s Chief Marketing Officer, David Oglesbee, is also the President of DLO.

DESCRIPTION OF PROPERTY

The Company does not currently own any business personal property of any material significance or any real properties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview and Operations

Zummo Flight Technologies Corporation is an aeronautical technology design and development company focused primarily on the development of its patented Reaction Drive Jet System which, eliminates the need for a tail-rotor on a helicopter, improves flight safety and reduces maintenance cost. The Company currently holds four patents with the USPTO covering its inventions integral to its technology. The Company is a development stage company and currently generates no revenues.

Components of Results of Operations

Period ending June 30, 2020 as compared to comparable period from 2019

The following discussion of our financial conditions and results of operations should be read in conjunction with the financial statements and the related notes included elsewhere in this Offering Statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. The Company’s actual results could differ significantly from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of June 30, 2020.

Comparison of the Six months periods beginning January 1, 2020 and ending June 30, 2020 and to the same period in 2019

Revenue

The Company is, and has been, solely focused on further development of its patented Technologies and currently generates no revenue and does not anticipate generating revenue in the near term.

Operating Expenses

The Company classifies its operating expenses as product development and general and administrative expenses.

Product Development Expense

The Company’s product development efforts are focused on the continued development of the patented Technologies. Product development expenses consist primarily of professional fees paid to contractors utilized and engaged to design, develop, and test the Technologies. Also included are parts, tools and equipment acquired to produce prototypes for testing.

	June 30, 2019	June 30, 2020	Difference (in Dollars)	%Change
Product Development Expense	$12,180	$12,000	($180)	(1%)

Product development expenses decreased by $180, or 1% from the six months ended June 30, 2020 compared to June 30, 2019. Product development activity remained largely unchanged from the prior year six month period. The Company expects product development expenses to increase significantly when and if additional funding becomes available upon a successful raise.

General and Administrative Expense

General and administrative expenses consist primarily of personnel costs and professional fees paid to third party contractors engaged in infrastructure and administrative activities to support the routine operations of the business.

	June 30, 2019	June 30, 2020	Difference (in Dollars)	%Change
General and Administrative Expense	$32,745	$109,418	$76,643	234%

General and administrative expenses increased $76,673, or 234% for the six months ended June 30, 2020 compared to the same period ended June 30, 2019. The increase was due primarily to increased legal and accounting fees related to this Offering as well as increased contractor fees associated with fund raising activities. As additional funds become available, the Company expects general and administrative expenses to increase significantly in order to grow, expand, and invest in the Company’s management team and the ongoing implementation of internal controls over financial reporting and general corporate and legal compliance.

Net Loss from Operating Activities

Zummo Flight Technologies is solely focused on developing its patented Technologies and currently does not generate any revenue. As a result, the Company has generated significant losses and expects to continue generating losses for the foreseeable future.

	June 30, 2019	June 30, 2020	Difference (in Dollars)	%Change
Net Loss from Operating Activities	($45,008)	($121,503)	($76,495)	(170%)

Net Loss increased by $76,495, or 170% for the for the six months ended June 30, 2020 compared to June 30, 2019. The increased loss was driven by increased professional and administrative consulting fees associated with increase fund raising activities. Management expects operating expenses to increase significantly when and if additional funding becomes available through this Offering.

Due to Shareholders

	June 30, 2019	June 30, 2020	Difference (in Dollars)	%Change
Due to Shareholders	$455,862	$668,927	$286,800	57%

Due to Shareholders increased by $286,800, or 57% from December 31, 2019 to June 30, 2020. The increase was driven by additional advances made by Shareholders to continue funding the Company’s operating activities.

Liquidity and Capital Resources

As of June 30, 2020, and December 31, 2019, the Company had $30,634 and $32,437, respectively, of cash and cash equivalents. As of June 30, 2020, the Company also had an accumulated deficit of approximately $1.7 million, working capital of $30,364 and stockholder’s equity of ($757,993). The Company has financed its operations through a combination of shareholder advances and ongoing equity investments by its founder and other investors through private placements. The Company expects to continue generating losses from operations in 2020 and 2021. As of August 27, 2020, the Company had cash on hand of $68,490. The Company has projected operating losses and negative cash flows of approximately $100,000 per month for the next several months. Without additional fundraising, typically and historically conducted on a rolling basis, the Company may not be solvent after December 2020. There can be no assurance that the Company will be successful in acquiring additional funding at levels sufficient to fund its future operations beyond this period. If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the Company may have to significantly reduce its operations, delay, scale back or discontinue the development of its technologies and patents or discontinue operations completely.

Components of Results of Operations for FY 2018 and 2019

The following discussion of the Company’s financial conditions and results of operations should be read in conjunction with the financial statements and the related notes included elsewhere in this Offering Statement (see Part F/S “Audited Financial Statements” and “Interim Financial Statements”).  The following discussion contains forward-looking statements that reflect the Company’s plans, estimates and beliefs. The Company’s actual results could differ significantly from those discussed in the forward-looking statements. Unless otherwise indicated, the results discussed below are as of December 31, 2019. Interim balance sheets as of June 30, 2020 have been provided and are attached hereto and contained in Part F/S.

Revenue

The Company is, and has been, solely focused on further development of its patented Technology and currently generates no revenue and does not anticipate generating revenue in the near term.

Operating Expenses

The Company classifies its operating expenses as product development and general and administrative expenses.

Product Development Expense

Our product development efforts are focused on the continued development of our patented Technology.  Product development expenses consist primarily of professional fees paid to contractors utilized to design, develop and test our technologies.  Also included are parts, tools and equipment acquired to produce prototypes for testing.

	FY 2018	FY 2019	Difference (in Dollars)	% Change
Product Development Expense	$20,019	$81,488	$61,469	307%

Product development expenses increased by $61,469, or 307% for the year ended December 31, 2019 as compared to the prior year.  The increase was due primarily to increased professional and engineering fees paid to third party contractors to further develop the patented Technology and the purchase of parts, supplies, and equipment required to continue Company research.  Management expects product development expenses to increase significantly when and if additional funding becomes available upon a successful raise through the Offering.

General and Administrative Expense

General and administrative expenses consist primarily of personnel costs and professional fees paid to third party contractors engaged in infrastructure and administrative activities to support the routine operations of Company business.

	FY 2018	FY 2019	Difference (in Dollars)	% Change
General and Administrative Expense	$113,310	$102,549	($10,761)	(31%)

General and administrative expenses decreased by $10,761, or 31% for the year ended December 31, 2019 as compared to the prior year.  The decrease was due primarily to reduced travel related expenses.  As additional funds become available, we expect general and administrative expenses to increase significantly to grow, expand and invest in our management team and the ongoing implementation of internal controls over financial reporting and general corporate and legal compliance.

Net Loss from Operating Activities

ZFT is solely focused on developing its patented Technology and does not generate any revenue.  As a result, the Company has generated significant losses and expects to continue generating losses for the foreseeable future.

	FY 2018	FY 2019	Difference (in Dollars)	% Change
Net Loss	($135,590)	($184,155)	($48,565)	(36%)

Net Loss increased by $48,565, or 36% for the year ended December 31, 2019 as compared to the prior year.  The increased loss was driven by increased professional and engineering fees paid to third party contractors to further develop the patented Technology and the purchase of parts, supplies, and equipment required to continue Company research.  Management expects Net Loss and product development expenses to increase significantly when and if additional funding becomes available.

Due to Shareholders

	FY 2018	FY 2019	Difference (in Dollars)	% Change
Due to Shareholders	$455,862	$668,927	$213,065	47%

Due to Shareholders increased by $213,065, or 47% from December 31, 2019 as compared to the previous year.  The increase was driven by additional advances made by Shareholders to continue funding the operations of Company.

Liquidity and Capital Resources

As of December 31, 2019, and December 31, 2018, the Company had $32,437 and $3,527, respectively, of cash and cash equivalents.  As of December 31, 2019, the Company also had an accumulated deficit of approximately $1.6 million, working capital of $32,437 and stockholder’s equity of ($636,490).  The Company has financed its operations through a combination of Shareholder advances and ongoing equity investments by its founder and other investors through private placements. The Company expects to continue generating losses from operations in 2020 and 2021.

DIRECTORS, OFFICERS, SIGNIFICANT EXPERT CONSULTANTS

Directors

Name	Position	Age	Term of Office	Approx. Hrs/Week
Robert Zummo	Founder/ Chairman of the Board	79	June 2014 - Present	Full Time
Lisa Roulette	Director	48	June 2014 - Present	Full Time
Kathy McDaniel	Director	61	January 2020- Present	Full Time

Officers

Name	Position	Age	Term of Office	Approx. Hrs/Week
Robert Zummo	Chief Executive Officer (CEO)	79	June 2014 - Present	Full Time
Lisa Roulette	President	48	June 2014 - Present	Full Time
Michael Schifsky	Chief Financial Officer (CFO)	60	January 2017- Present	Full Time
David Oglesbee	Chief Marketing Officer (CMO)	57	July 2017 - Present	20

Expert Consultants (DLO & Associates)

Name	Position	Age	Term of Office	Approx. Hrs/Week
Andrew Logan	Consultant: Engineering/Marketing/Development Expert with US TS/SSBI security clearances	78	July 2017 - Present	Currently on as-required basis
Kurt Zimmerman	Consultant: Top specialist in the US in aerodynamic design, technical design, instrumentation, assembly and test support for the development of aircraft engines	57	July 2017 - Present	Currently on as-required basis
David Oglesbee	Strategic Partner: President of DLO & Associates (aviation consulting services focusing on rotorcraft and UAS sales, marketing and product development)	57	July 2017 - Present	Currently on as-required basis
Lance Oglesbee	Flight Instruction Operator Expert with US TS/SSBI security clearances and contacts with US Army for marketing	31	July 2017 - Present	Currently on as-required basis

FAMILY RELATIONSHIP DISCLOSURE

Founder/Chairman/CEO Robert Zummo is the father of Lisa Roulette, a Director and the President of ZFT.

PRIOR EXPERIENCE OF COMPANY MANAGEMENT

BUSINESS EXPERIENCE– DIRECTORS

Robert Zummo (Founder/Chairman/CEO)

Robert Zummo founded ZFT in 2008, with the objective of specializing in vertical-lift advanced technology systems for aircraft. Prior to raising ZFT’s latest two million dollars from friends and family, Mr. Zummo personally invested three million dollars in the Company for the initial research and development of the RJDS-Technology with three million dollars of his own. Mr. Zummo built a team of aviation experts to design, develop and test vertical-lift systems. He is the Chief Executive Officer (CEO) and Chairman of the Board for the Company. During the previous 30 years, Mr. Zummo has held senior management positions in the defense, aerospace, and automotive industries. Mr. Zummo managed multiple factories in the United States, Mexico, Europe, and Asia. He interacts regularly with members of Congress and their staff and governmental counterparts in Europe, Asia, and the Middle East. Mr. Zummo is also an active member of the Association of the United States Army (AUSA) and the Helicopter Association International (HAI).

Lisa Roulette (Director/President)

Lisa Roulette is currently President of ZFT, and prior to being appointed President she led the marketing initiatives and played a key role in raising funds for vertical-lift prototype development. Mrs. Roulette has more than 20 years of executive experience in the aviation, automotive, and women’s wellness industries. She is a highly-skilled business development specialist and is fluent in modern day digital marketing across all social media platforms. As President of ZFT, Mrs. Roulette is responsible for building and managing the technical team responsible for the next generation design, development, and testing for all vertical-lift systems, including the RJDS Technology. Additionally, she is responsible for managing all Company performance, including marketing and sales, any future acquisitions, joint ventures, and partnerships as they may arise.

Kathy R. McDaniel (Director)

Kathy McDaniel has extensive military aviation experience and is a Director with ZFT. Her insight has been invaluable in directing the Company’s decision-making during the research and development process. Highlights of her expertise, education, and military honors are included below:

Relevant Employment/Boards

2010 – 2019    Citizens’ Advisory Board, Rapid City, SD

Community members appointed to provide public comment and input to the Rapid City Metropolitan Planning Organization.

1989 - 2006     U.S. Army

UH-60 Blackhawk helicopter instructor pilot/instrument flight examiner

Standardization Pilot for US Army HQ in Iraq

Assistant Operations Officer

1988 – 1989    John Kaibeiseman Law Office, Yankton, SD

Member of the SD State Bar Association

1984 – 1989    SD Air National Guard, Sioux Falls, SD

Intelligence Application Officer (named Outstanding Reserve Intelligence Officer for 12th Air Force in 1987)

Education

2007 – Center for Restorative Justice Mediation Counselor Course, Rapid City, SD

2000 – Electronic Warfare Officer Course, Schofield Barracks, HI

1997 – RW Instrument Flight Examiner Course, Ft. Rucker, AL

1997 - Warrant Officer Advanced Course, Ft. Rucker, AL

1994 – Instructor Pilot Course, Ft. Rucker, AL

1990 -  Rotary Wing Aviator (UH-60) Course (Distinguished Graduate), Ft. Rucker, AL

1990 – Initial Entry Rotary Wing Aviator Course, Ft. Rucker, AL

1989 – Warrant Officer Candidate School, Ft. Rucker, AL

1988 – Juris Doctorate (J.D.), Sterling Honor Graduate, USD School of Law, Vermillion, SD

1985 – Intelligence Applications Officer Course, Lowry AFB, CO

1984 – B.A. Criminal Justice, Summa Cum Laude, University of South Dakota, Vermillion, SD

1979 – Military Police Law Enforcement Course, Ft. McClellan, AL

Military Honors

Meritorious Service Medal, Joint Service Commendation Medal, 3 Army Commendation Medals, 5 Army Achievement Medals, Air Force Achievement Medal, Joint Meritorious Unit Award, Meritorious Unit Commendation, 2 Air Force Outstanding Unit Awards, 2 National Defense Service Medals, Korea Defense Service Medal, Armed Forces Expeditionary Medal, Armed Forces Service Medal, Army Service Ribbon, 5 Overseas Service Ribbons, AF Training Ribbon, USA Senior Aviator Badge, Global War on Terrorism Expeditionary Medal, Global War on Terrorism Service Medal

BUSINESS EXPERIENCE - OFFICERS (who are not also Directors)

Michael Schifsky (CFO)

Mr. Schifsky, Chief Financial Officer for ZFT, has also worked as an independent technical accounting and financial services consultant for the past six years. As a seasoned professional with over 30 years of financial and operational management experience, he has served as CFO of both public and private companies.  His background includes significant roles in organizations ranging from large established public companies to early stage and mid-sized rapid growth enterprises. In this capacity, he gained critical experience in leadership, organizational development, capital formation, mergers and acquisitions, corporate governance, Securities and Exchange Commission (SEC) reporting, Sarbanes-Oxley compliance, and Regulation  A offerings. Mr. Schifsky played a key role in the early phase of an acquisition program that propelled Airgas, Inc., from a $200 million company to a highly successful $5.5 billion NYSE traded global industrial gas supplier. Mr. Schifsky also served in consulting and financial advisory roles for such notable companies as American Express, where he participated in the spin-off a $7.5 billion financial services business; Apollo Group; Amcor Ltd; Western Refining; and MD Helicopter, where he served as interim CFO.  Mr. Schifsky began his career with Ernst & Young, a Big Four accounting firm where he earned his CPA license. Mr. Schifsky graduated from Villanova University with a B.S. in Accountancy.

David Oglesbee (CMO)

Mr. Oglesbee is the Chief Marketing Officer of ZFT, as well as the President of strategic partner DLO & Associates, a privately held supplier of aviation consulting services focusing on rotorcraft and UAS sales, marketing and product development. He is FAA Certified as a Rotorcraft Flight Instructor, Commercial and Instrument Rotorcraft Pilot, and Commercial, Instrument and Multiengine Airplane Pilot. Mr. Oglesbee has over 30 years of experience in aviation management, including for the previous ten years in his role as the President of DLO and Associates. Currently, he is working with organizations in the rotorcraft and UAS markets including Ops Mobil Energy Services USA and Aspect Aero, providing services as the President of each organization. Mr.

Oglesbee also provides instructor services to Helicopter Association International and the Airborne Public Safety Association for the Certified Flight Instructor Renewal programs.

BUSINESS EXPERIENCE –DLO AND ASSOCIATES EXPERT CONSULTANTS

Andrew Logan (Expert Consultant)

Mr. Logan is considered the “Father of NOTAR” (“No Tail Rotor”), and is a ZFT expert consultant in the development of the RJDS Technology. He maintains Top Secret (TS)/Single Scope Background Investigation (SSBI) United States Security Clearances. His past expert roles are listed below, with his most recent detailed first.

Former Chief Technology Officer (CTO) at MD Helicopter all engineering and technology areas, served as the primary interface with the FAA for production, aircraft certification and also for the quality and certification of Mexico operations.

Former Vice President (VP)/General Manager (GM) at Boeing for Advanced Rotorcraft Systems in the Boeing Phantom Works. Responsible for the development of advanced products, processes and technology in support of the Boeing rotorcraft business sector.<

Former VP/GM at McDonnell Douglas Corporation responsible for the design development, marketing, production and support of all commercial helicopter products, Led the FAA certification of the MD520N and MD900 Explorer as well as defined  development plan for the MD600N.

Former Manager of Advanced Projects & Advanced Aerodynamics at Hughes Helicopters responsible for research, new and aerodynamic technology and product/system development.

Former Sikorsky Aircraft Responsible for aerodynamic support.

Kurt Zimmerman (Expert Consultant)

Mr. Zimmerman is a ZFT expert consultant employed by DLO, and he is a key asset for the Company’s engine development program. He is exceptionally experienced as a top specialist in the U.S. in aerodynamic design, mechanical design, instrumentation, assembly and test support for the development of aircraft engines. Mr. Zimmerman has extensive technical skills, including his ability to port NASA programs (MERIDL, RVCQ3F & GRAPE) to PC for quake-3d analysis of internal flows, and author C code for 2D planar/axisymmetric blade-to-blade inviscid CFD, centrifugal compressor preliminary design and graphical design of turbine blades.

He founded and currently owns Z Aero, LLC, in 2007, experienced in aerodynamic design, mechanical design, instrumentation, assembly and test support for the development of a statistically operating ramjet under SBIR for the US Army; acting as Chief Technology Officer and principle designer of turboprop engines, lead consultant for MIT startup on design and development of regenerated microturbine power systems, and consultant to GE Aircraft Engines.

Mr. Zimmerman formerly worked at NASA’s Langley Research Center on the prediction of static and dynamic flight characteristics of the General Dynamics E-7 STOL, wind tunnel testing and aircraft control. He is patent holder of the "Method & System for Assisting Navigation Using Rendered Terrain Imagery" and a member of Sigma Gamma Tau, the American honor society in Aerospace Engineering.

Lance Oglesbee (Expert Consultant)

Lance Oglesbee is a Flight Instruction Operator Expert, consulting with ZFT and employed by DLO, and he maintains Top Secret (TS)/Single Scope Background Investigation (SSBI) United States Security Clearance. He has contacts with the U.S. Army for ZFT’S marketing purposes.

A Special Operations Forces Instructor Operator with the U.S. Army, he maintained flight records for twenty other operators, instructed operators to become pilots in command, helped twelve operators become new pilots in command, developed a training program that is now the standard in the special operations community for achieving pilot in command status, developed a training program for prospective mission coordinators, lead to ten operators becoming new mission coordinators, managed more than 48 million dollars’ worth of equipment and over 3000 successful flight hours without incident.

Lance Oglesbee was previously a 15W Unmanned Aerial Systems Operator for the U.S. Army, deployed in support of Operation Inherent Resolve for a seven-month period, and he piloted a 12-million-dollar aircraft more than 1000 hours without incident, and planned over 200 missions in support of American forces and its allies. He has been deployed three times, obtained FAA ground school certification, completed the Special Operations Instructor Operator course and the Special Operations Gray Eagle course, and has secret security clearance.

LEGAL PROCEEDINGS

On January 22, 2018, Mr. Robert Zummo faced criminal charges and plead guilty to three counts of Aggrevated Assault with a Deadly Weapon (Arizona Revised Stat. 13-1204A2) in Arizona Superior Court in Maricopa County, Arizona. Case No. CR2018-136436-001. On March 26, 2019, Mr. Zummo was sentenced to probation for a period of 36 months. The probationary periods are set to expire on March 26, 2022. There is a possibility for reprieve by the court with respect to Mr. Zummo’s probationary sentences.

Mr. Zummo was in his house with his girlfriend and her daughter at the time. His girlfriend had an old acquaintance who had just been released from prison for drug charges when he heard a noise in the night. In fear of his and his guests safety Mr. Zummo walked outside brandishing a legally-owned handgun; an action which is legal in the State of Arizona. No person was in sight at the time. About two hours later he heard a loud banging on the door. He answered the door holding holding his handgun, only to find three police officers. As Mr. Zummo was going to place the handgun down, the officers shot at him eleven times, wounding Mr. Zummo. Mr. Zummo was subsequently charged with the above offenses and decided that the best course of action, for himself, his family, and the Company was to take a plea deal whereby he would be placed in probation. Mr. Zummo’s attorney, Michael Baker, is seeking imminent relief of the probationary sentence as of the Date of this Offering Circular. (See Exhibit EX1A-15E “Letter From Baker Law Firm”)

PROVISIONS IN BYLAWS AND SHAREHOLDERS’ AGREEMENT FOR CHANGE OF MANAGEMENT

The management of the Corporation is vested in its Board of Directors (the “Board”), as elected by the Class A Shareholders in accordance with the Corporation’s Bylaws.  The Board of Directors may elect Officers as set forth in the Bylaws to manage the day-to-day operations of the Corporation. Unless their position(s) are renounced, Robert Zummo and Lisa Roulette are permanent members of the Board and cannot be removed for any reason. Other positions, such as Secretary and Treasurer may be added at a later point at the Board’s sole discretion.

COMPENSATION OF DIRECTORS AND OFFICERS

Name	Position	Cash Compensation	Other Compensation (Cash value)*	Total Compensation
Robert Zummo	Founder/ Chairman	$0	$0	$0
Lisa Roulette	Director/ President/ Chief Executive Officer	$0	$0	$0
Michael Schifsky	Chief Financial Officer	$0	$0	$0
David Oglesbee	Chief Marketing Officer	$0	$0	$0

*The Directors and Officers have been reimbursed for expenses when sufficient funds were available. There were no salaries drawn since the inception of the Company.

Aggregate (Total) Compensation for All Directors on an Annual Basis

The Directors and Officers have not been compensated for the past completed fiscal year. It is expected that they will be paid for the upcoming fiscal year in accordance with the changes described below.

Any Changes/Increases to Executive Compensation, Planned or Anticipated

Going forward, the Officers and employees are expected to be paid salaries based when sufficient capital is available. These salaries will be based on comparable industry standards for each position using the lower side of the average. No bonuses or stock options are contemplated or planned in the near future. The Company currently has three full-time employees, and their expected annual salaries are listed below:

1) Chief Executive Officer Robert Zummo: $125,000

2) President Lisa Roulette: $115,000

3) Chief Financial Officer Michael Schifsky: $100,000

Fees and Compensation Arrangements with Nonaffiliates

DLO & Associates has agreed to a two year term contract for the execution of marketing, design, and consulting services. Each of the consultants working for DLO charges on an hourly basis at $200.00 per hour.

It is anticipated that Embry-Riddle University will charge the Company its standard rates for the use of its wind tunnel and other testing facilities.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class	Name of beneficial owner	Address	Amount and nature of beneficial ownership (Shares)	Amount and nature of beneficial ownership acquirable	Percent of Class
Class A	Robert Zummo	8311e Via De Ventura #2082 Scottsdale, AZ 85258	350,000	0	26.92%
Class A	Lisa Roulette Zummo	8103 Strauff Rd. Towson, MD 21204	150,000	0	11.54%
Class A	Jack Kelley	10814N 78th Dr. Glendale AZ 85308	150,000	0	11.54%
Class A	Francis Souzzi	112 Brown Ave. Spring Lake, NJ 07767	250,000	0	19.23%

INTEREST OF MANAGEMENT AND CERTAIN OTHER TRANSACTIONS

The Company has not had any related-party transactions within the previous two fiscal years.

DESCRIPTION OF THE SECURITIES

DIVIDEND RIGHTS

The Board does not anticipate distributions of any kind. If the Board does make a distribution, the Board shall specify the amount of the distribution to the Shareholders. The distribution to each Shareholder will be made to the in proportion with the pro-rata percentage of ownership of the Corporation by the Shareholder. If there are additional details regarding the distribution, those details will be addressed by the Board before or at the time of distribution.

Distributions Upon Liquidation

After payment of the Debts of the Corporation and the Costs of Liquidation, the remaining Assets shall, upon dissolution and liquidation of the Corporation, be allocated among the Shareholders in the following order: (1) To all debts and liabilities of the Corporation, including the expenses of dissolution and liquidation; (2) To all Shareholder loans, if any, with unpaid interest; (3) To undistributed Net Profits of the Corporation. “Net Profits” shall mean the difference between the Corporations revenue minus costs; (4) To repayment of the purchase price of the shares of the Corporation actually paid by each Shareholder; and, finally, should any Assets remain; (5) To the Shareholders in proportion to the pro-rata shares (as defined above) of the Corporation held by each.

Distributions upon liquidation or dissolution of the Company will be made within 120 days. Any indebtedness of any Shareholder to the Corporation as of the date of dissolution of the Corporation shall be deducted from each distribution to which he or she may otherwise be entitled, to the extent required to satisfy and discharge such indebtedness.

Additional Capital Calls

If cash flow is insufficient to meet the Company’s needs, the Board of Directors may elect to make an additional capital call on the Shareholders.

The Shareholders are not obligated to make additional contributions to the capital of the Corporation but there may be penalties for not doing so. Upon the Board making the determination of an additional capital contribution (the “Additional Capital Contribution”), the Board shall deliver a written notice of the Company's need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, and (iii) the date on which such Additional Capital Contributions shall be made by the Members. Upon written notice from the Board of the Additional Capital Contribution, the Shareholder will have ten (10) days to provide notice to the Board of their intent to make the Additional Capital Contribution in accordance with their pro-rata ownership of Shares of the Corporation, or to provide notice to the Board that they elect not to make an Additional Capital Contribution. In the event that a Shareholder does not make an Additional Capital Contribution, their respective Share ownership can be: (a) reduced in proportion to the non-contribution to the Corporation; or (b) given to the Shareholder(s) that provide the Additional Capital Contribution for that non-contributing Shareholder. This determination of reduction or transfer of Shares shall be made by the Board. For purposes of this clause “pro-rata ownership” shall mean the fraction of Shares owned by that Shareholder divided by the total issued shares of the Corporation immediately prior to the Additional Capital Contribution.

Restrictions on the Alienability

Transfers.  No transfers of any Shares are permitted either by gift, bequest, by mortgage, pledge, or other hypothecation, without the prior written consent of the Board. The sole exception being that each Shareholder may provide for the disposition of his or her shares in a will or other testamentary device without the Board’s consent. In the event of an approved transfer, Class A Shares can be converted into Class B Shares via a convertible clause in the document evidencing the transfer. Any attempt to transfer any such stock in violation hereof shall be null and void ab initio.

VOTING RIGHTS

Voting.  Class B Shares have no voting rights.

PREEMPTIVE RIGHTS

Class B Shares have no Preemptive Rights to securities made through future offerings.

CONVERSION RIGHTS

Class B Shares have no conversion rights.

REDEMPTION PROVISIONS

Withdrawal or Expulsion of a Shareholder

Redemption of Shares. The Company does not permit Class B Shareholders to redeem Shares. However, Class B Shareholders are entitled to Withdraw as Shareholders.

Withdrawal.  Any Shareholder may voluntarily withdraw from the Company at the end of any calendar month, upon 60-days’ written notice to the Shareholders, who shall be entitled to accelerate the effective date of the withdrawal by a Majority Vote of the Class A Shares. In the event of a withdrawal by a Shareholder, the withdrawing Shareholder is required to grant the Company an option for the purchase of the Shares for 30 days, then to the other Shareholders for 30 days. If the option is exercised by more than one shareholder, the Shares will be divided pro rata from the exercising shareholders.

The price at which the Offered Shares shall be purchased and sold shall be a figure as determined by the valuation provided by an independent valuation expert. The independent valuation expert shall be chosen by the Board and cannot have a personal relationship with any of the Shareholders or the Board.

SINKING FUND PROVISIONS

The Shareholders’ Agreement provides for no sinking fund provisions.

REPORTS TO SHAREHOLDERS AS REQUIRED BY BYLAWS AND SHAREHOLDERS’ AGREEMENT

Books, Records and Accounting, Fiscal Year.

The Corporation’s books and records, together with all of the documents and papers pertaining to the business of the Corporation, shall be kept at the principal place of business of the Corporation, and at all reasonable times shall be open to the inspection of, and may be copied and excerpts taken therefrom by, any Shareholder or his or her duly authorized representative.  The books and records of the Corporation shall (i) be kept on an annual basis in accordance with the cash method of accounting required for federal income tax purposes, consistently applied; (ii) reflect all of the Corporation’s transactions; and (iii) be appropriate and adequate for the Corporation’s business.

ZFT INTERIM FINANCIAL BALANCE SHEETS UP TO PERIOD ENDING JUNE 30,2020

Zummo Flight Technologies Corporation
BALANCE SHEETS AS OF JUNE 30, 2020
	Audited	Audited	Unaudited	Audited	Unaudited
ASSETS	12/31/2017	12/31/2018	06/30/2019	12/31/2019	06/30/2020
Cash	3,142	3,527	4,484	32,437	30,634
Total Assets	3,142	3,527	4,484	32,437	30,634
Due to Shareholder	319,887	455,862	501,827	668,927	788,627
SHAREHOLDER'S EQUITY
Common Stock	7,500	7,500	7,500	7,500	7,500
APIC	923,246	923,246	923,246	923,246	923,246
Accumulated Loss	(1,247,491)	(1,383,081)	(1,428,089)	(1,567,236)	(1,688,739)
Total Shareholder's Equity	(316,745)	(452,335)	(497,343)	(636,490)	(757,993)
Total Liabilities & Equity	3,142	3,527	4,484	32,437	30,634

	Audited	Audited	Unaudited	Audited	Unaudited
STATEMENTS OF OPERATIONS	12/31/2017	12/31/2018	06/30/2019	12/31/2019	06/30/2020
Revenue	-	-	-	-	-
Product Development	163,921	20,119	12,180	81,488	12,000
General & Administrative	285,610	113,310	32,745	102,549	109,418
Other Income/(Expense)	53,771	2,161	83	118	85
Operating Loss	503,302	135,590	45,008	184,155	121,503

	Audited	Audited	Unaudited	Audited	Unaudited
STATEMENTS OF CASH FLOWS	12/31/2017	12/31/2018	06/30/2019	12/31/2019	06/30/2020
Cash Flows from Operating Activities:
Net Loss	(503,302)	(135,590)	(45,008)	(184,155)	(121,503)
Issue of APIC	186,340	-	-	-
Advances from Shareholder	319,887	135,975	45,965	213,065	119,700
Net Cash Used in Operating Activities	2,925	385	957	28,910	(1,803)
Cash at Beginning of Year	217	3,142	-	3,527	32,437
Cash at End of Year or Period	3,142	3,527	4,484	32,437	30,634

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES FOR INTERIM PERIODS ENDING JUNE 30, 2019 AND JUNE 30, 2020

Nature of Activities

Zummo Flight Technologies Corporation was incorporated under the laws of the state of Arizona on June 6, 2014 as a "C" corporation. The Company currently focuses on improving the safety and performance for VLS (“vertical lift systems”) helicopters and drones for both the military and commercial markets worldwide.

Basis of Accounting

The financial statements of the Company have been prepared on an accrual basis. As a result, the Company records revenue when earned and expenses when incurred.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosures of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

NOTE 2 - CASH AND CASH EQUIVALENTS

Cash and cash equivalents at the end of the respective periods consist of the following: Checking and money market accounts:

	June 30, 2019	June 30, 2020
Cash in Bank	$4,484	$30,634
Total Cash and Equivalents	$4,484	$30,634

NOTE 3 - DUE TO SHAREHOLDERS

The Company owned $788,627 and $501,827 to a stockholder as of June 30, 2020 and June 30, 2019, respectively.

This is an unsecured, on-demand advance that bears no interest.

NOTE 4 - PRODUCT DEVELOPMENT

Product Development expenses encompass all the design, analysis, and testing of the Company's current and future patents. Also, the Company has been studying a new Technology that will make the Company’s rotorcraft competitive to fixed-wing aircraft.

NOTE 5- COVID 19

The outbreak of Novel Coronavirus (COVID 19) continues to progress and evolve. Therefore, it is challenging now, to predict the full extent and duration of its business and economic impact. The extent and duration of such impacts remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the transmission rate of the coronavirus and the extent and effectiveness of containment actions taken. Given the ongoing economic uncertainty, a reliable estimate of the impact cannot be made at the date of authorization of these financial statements. These developments could impact our future financial results, cash flows and financial condition however the management of the Company was hopeful that it will not significantly impact the business of the Company.

NOTE 6- SUBSEQUENT EVENTS

Management has evaluated subsequent events through September 4, 2020, the date on which the financial statements were available to be issued. Management has determined that none of the events occurring after the date of the balance sheet through the date of Management's review substantially affect the amounts and disclosure of the accompanying financial statements.

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

INDEPENDENT ACCOUNTANT AUDIT REPORT

Period Ending December 31, 2019

To the Board of Directors and Stockholders of Zummo Flight Technologies Corporation:

We have audited the accompanying financial statements of Zummo Flight Technologies Corporation, which comprise the balance sheets as of December 31, 2019, and related Statements of Income and Retained Earnings, Statements of Stockholders' Equity, Statements of Cash Flows for the year then ended, and the related notes to the financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Zummo Flight Technologies Corporation as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Princeton , NJ

September 4, 2020

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

Balance Sheets

December 31, 2019 and 2018

	12/31/2019	12/31/2018
ASSETS	$	$
Current Assets
Cash	32,437	3,527
Total Current Assets	32,437	3,527
Total Assets	32,437	3,527
LIABILITIES AND SHARE HOLDERS EQUITY
Non-Current Liabilities
Due to Shareholders	668,927	455,862
Total non-Current Liabilities Shareholders' Equity	668,927	455,862
Common stock	7,500	7,500
Additional paid in capital	923,246	923,246
Retained earning	(1,567,235)	(1,383,081)
Total Shareholder's Equity	(636,490)	(452,335)
Total Liabilities & Equity	(32,437)	(3,527)

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

Statements of Income and Retained Earnings

December 31, 2019 and 2018

	12/31/2019	12/31/2018
REVENUE	$	$
Sales	0	0
Cost of goods sold	0	0
GROSS PROFIT	0	0
Operating Expenses
Product Development	81,488	20,119
General and Administrative	102,549	113,310
Other Business Expenses	118	2,161
Operating Gain/(Loss)	(184,155)	(135,590))
Depreciation	0	0
Interest Expenses	0	0
Taxes	0	0
Net Gain/(loss) before taxes	(184,155)	(135,590)

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

Statements of Stockholders' Equity

December 31, 2019 and 2018

	Opening Balance	Yearly Changes	Total
	$	$	$
Balance December 31, 2017	(316,745)	-	(316,745)
Net Profit for the period ending December 31, 2018	-	(135,590)	(135,590)
Balance December 31, 2018	(316,745)	(135,590)	(452,335)
Balance December 31, 2018	(452,335)	-	(636,490)
Net Profit for the period ending December 31, 2019	-	(184,155)	(184,155)
Balance December 31, 2019	(452,335)	(184,155)	(636,490)

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

Statements of Cash Flows

December 31, 2019 and 2018

	12/31/2019	12/31/2018
OPERATING ACTIVITIES	$	$
Net Income / (Loss)	(184,155)	(135,590)
Net Cash Spent on Operations	(184,155)	(135,590)
FINANCING ACTIVITIES
Stockholder advances/other	213,065	135,975
Net Cash Provided by Financing Activities	213,065	135,975
Net cash change for the period	28,910	385
Cash Beginning of period	3,527	3,142
Cash end of period	32,437	3,527

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities

Zummo Flight Technologies Corporation was incorporated under the laws of the state of Arizona on June 6, 2014 as a "C" corporation. The company currently focuses on improving the safety and performance for VLS (vertical lift systems )-helicopters and drones for both the military and commercial markets worldwide.

Basis of Accounting

The financial statements of the Company have been prepared on the accrual basis. As a result, the Company records revenue when earned and expenses when incurred.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosures of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

Income Taxes

The Company recognizes a tax position as a benefit only if it is more-likely-than-not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the tax position's technical merits. At December 31, 2019, the Company did not recognize a benefit from any uncertain tax positions. It is difficult to predict the final timing and resolution of any particular uncertain tax position. Based on the Company's assessment of many factors, including past experience and complex judgments about future events, the Company does not currently anticipate any significant changes in its uncertain tax positions over the next twelve months.

Tax returns are open for examination for the years 2016 and onward for Federal purposes and for Arizona purposes. The Company is currently not undergoing any income tax audits for any open year as of December 31, 2019.

Additional Paid up Capital

Additional Paid up Capital includes amount received from founders existing shareholders of the company.

NOTE 2 -CASH AND CASH EQUIVALENTS

Cash and cash equivalents at year end consist of the following:

Checking and money market accounts:

	12/31/2019	12/31/2018
Cash at bank	$32,437	$3,527
	$32,437	$3,527

NOTE 3 - DUE TO SHAREHOLDERS

The Company obtained $668,927 and $455,863 from a stockholder as of December 31, 2019 and 2018, respectively.

This is an unsecured, on-demand advance that bears no interest.

NOTE 5- PRODUCT DEVELOPMENT

Product Development expenses encompass all the design, analysis, and testing of company's current and future patents. Also, the company has been studying a new game-changing technology that will make rotorcraft competitive to fixed wing aircraft.

NOTE 6. COVID 19

The outbreak of Novel Coronavirus (COVID 19) continues to progress and evolve. Therefore, it is challenging now, to predict the full extent and duration of its business and economic impact. The extent and duration of such impacts remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the transmission rate of the coronavirus and the extent and effectiveness of containment actions taken. Given the ongoing economic uncertainty, a reliable estimate of the impact cannot be made at the date of authorization of these financial statements. These developments could impact our future financial results, cash flows and financial condition however the management of the Company was hopeful that it will not significantly impact the business of the Company.

NOTE 7. SUBSEQUENT EVENTS

Management has evaluated subsequent events through September 4, 2020, the date on which the financial statements were available to be issued. Management has determined that none of the events occurring after the date of the balance sheet through the date of Management's review substantially affect the amounts and disclosure of the accompanying financial statements.

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

INDEPENDENT ACCOUNTANT AUDIT REPORT

Period Ending December 31, 2018

To the Board of Directors and Stockholders of Zummo Flight Technologies Corporation:

We have audited the accompanying financial statements of Zummo Flight Technologies Corporation, which comprise the balance sheets as of December 31, 2018, and related Statements of Income and Retained Earnings, Statements of Stockholders' Equity, Statements of Cash Flows for the year then ended, and the related notes to the financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Zummo Flight Technologies Corporation as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Princeton, NJ

September 4, 2020

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

Balance Sheets

December 31, 2018 and 2017

	12/31/2018	12/31/2017
ASSETS	$	$
Current Assets
Cash	3,527	3,142
Total Current Assets	3,527	3,142
TOTAL ASSETS	3,527	3,142
LIABILITIES AND SHARE HOLDERS EQUITY
Non-Current Liabilities
Due to Shareholders	455,862	319,887
Total Non-Current Liabilities Shareholders' Equity	455,862	319,887
Common Stock	7,500	7,500
Additional paid in Capital	923,246	923,246
Retained Earning	(1,383,081)	(1,247,490)
Total Shareholder’s Equity	(452,335)	(316,745)
TOTAL Liabilities & Equity	3,527	3,142

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

Statements of Income and Retained Earnings

December 31, 2018 and 2017

	12/31/2018	12/31/2017
REVENUE	$	$
Sales	0	0
Cost of goods sold	0	0
GROSS PROFIT	0	0
Operating Expenses
Product Development	20,119	163,921
General and Administrative	113,310	285,610
Other Business Expenses	2,161	53,771
Operating Gain/(Loss)	(135,590)	(503,302)
Depreciation	0	0
Interest Expenses	0	0
Taxes	0	0
Net Gain/(loss) before taxes	(135,590)	(503,302)

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

Statements of Stockholders' Equity

December 31, 2018 and 2017

	Opening Balance	Yearly Changes	Total
	$	$	$
Balance December 31, 2017	(316,745)	-	(316,745)
Net Profit for the period ending December 31, 2018	-	(135,590)	(135,590)
Balance December 31, 2018	(316,745)	(135,590)	(452,335)

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

Statements of Cash Flows

Year Ended December 31, 2018

	12/31/2018	12/31/2017
OPERATING ACTIVITIES	$	$
Net Income / (Loss)	(135,590)	(503,302)
Net Cash Spent on Operations	(135,590)	(503,302)
FINANCING ACTIVITIES
Issue of APIC	0	183,340
Stockholder advances/other	135,975	319,887
Net Cash Provided by Financing activities	135,975	506,227
Net Cash change for the period	385	2,925
Cash Beginning of period	3,142	3,217
Cash end of period	3,527	3,142

ZUMMO FLIGHT TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS

Year Ended December 31, 2018

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities

Zummo Flight Technologies Corporation was incorporated under the laws of the state of Arizona on June 6, 2014 as a "C" corporation. The company currently focuses on improving the safety and performance for VLS (vertical lift systems )-helicopters and drones for both the military and commercial markets worldwide.

Basis of Accounting

The financial statements of the Company have been prepared on the accrual basis. As a result, the Company records revenue when earned and expenses when incurred.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosures of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

Income Taxes

The Company recognizes a tax position as a benefit only if it is more-likely-than-not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the tax position's technical merits. At December 31, 2018, the Company did not recognize a benefit from any uncertain tax positions. It is difficult to predict the final timing and resolution of any particular uncertain tax position. Based on the Company's assessment of many factors, including past experience and complex judgments about future events, the Company does not currently anticipate any significant changes in its uncertain tax positions over the next twelve months.

Tax returns are open for examination for the years 2016 and onward for Federal purposes and for Arizona purposes. The Company is currently not undergoing any income tax audits for any open year as of December 31, 2018.

Additional Paid up Capital

Additional Paid up Capital includes amount received from founders existing shareholders of the company.

NOTE 2 -CASH AND CASH EQUIVALENTS

Cash and cash equivalents at year end consist of the following:

Checking and money market accounts:

	12/31/2018	12/31/2017
Cash at bank	$3,527	$3,142
	$3,527	$3,142

NOTE 3 - DUE TO SHAREHOLDERS

The Company obtained $455,863 and $319,887 from a stockholder as of December 31, 2018 and 2017, respectively.

This is an unsecured, on-demand advance that bears no interest.

NOTE 5 - PRODUCT DEVELOPMENT

Product Development expenses encompass all the design, analysis, and testing of company's current and future patents. Also, the company has been studying a new game-changing technology that will make rotorcraft competitive to fixed wing aircraft.

NOTE 6. COVID 19

The outbreak of Novel Coronavirus (COVID 19) continues to progress and evolve. Therefore, it is challenging now, to predict the full extent and duration of its business and economic impact. The extent and duration of such impacts remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the transmission rate of the coronavirus and the extent and effectiveness of containment actions taken. Given the ongoing economic uncertainty, a reliable estimate of the impact cannot be made at the date of authorization of these financial statements. These developments could impact our future financial results, cash flows and financial condition however the management of the Company was hopeful that it will not significantly impact the business of the Company.

NOTE 7. SUBSEQUENT EVENTS

Management has evaluated subsequent events through September 4, 2020, the date on which the financial statements were available to be issued. Management has determined that none of the events occurring after the date of the balance sheet through the date of Management's review substantially affect the amounts and disclosure of the accompanying financial statements.

Part III - Exhibits

Exhibit Index

EX1A-2A Amended Articles of Incorporation, Original Articles of Incorporation, Name Change Records

EX1A-2B Bylaws of Zummo Flight Technologies

EX1A-3 Shareholders’ Agreement

EX1A-4. Subscription Agreement

EX1A-11. Written Expert Consent Letter of Accountant Junaid Qazi, CPA

EX1A-12. Legal Opinion of David LeGrand, Esq.

EX1A-15A. ZFT Patent 1: U.S. Patent 9,145,831 Figure 1, Figure 2

EX1A-15B. ZFT Patent 2: U.S. Patent 9,771,151 Figure 1, Figure 2, Figure 3

EX1A-15C ZFT Patent 3: U.S. Patent 9,849,975 B2 Figure 1, Figure 2, Figure 3

EX1A-15D ZFT Patent 4: U.S. Patent 10,377,475, Figures 1 through 9

EX1A-15E Letter from Baker Law Firm

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Cities of Scottsdale, Arizona, Towson, Maryland and Chandler, Arizona on February 5, 2021.

(Exact name of the Issuer as specified in its Charter)

Zummo Flight Technologies Corporation

8311 E. Via Ventura, #2082

Scottsdale, AZ 85258

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

 s/Robert Zummo

Robert Zummo, Chief Executive Officer

(Date): J February 5, 2021

Location Signed: City of Scottsdale, Arizona

s/Lisa Roulette Zummo

Lisa Roulette Zummo, President

(Date): February 5, 2021

Location Signed: City of Towson, Maryland

/s/Michael Schifsky

Michael Schifsky, Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)

(Date): February 5, 2021

Location Signed: City of Chandler, Arizona

This Offering Statement has been signed by the following Directors in the capacities and on the dates indicated.

s/Robert Zummo

Robert Zummo, Chairman of the Board of Directors

(Date): February 5, 2021

Location Signed: City of Scottsdale, Arizona

s/Lisa Roulette Zummo

Lisa Roulette Zummo, Director

(Date): February 5, 2021

Location Signed: City of Towson, Maryland